Exhibit 2.1

[EXECUTION COPY]

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

CYPRESS SEMICONDUCTOR CORPORATION

MUSTANG ACQUISITION CORPORATION

and

SPANSION INC.

December 1, 2014

i

4.9	Undisclosed Liabilities	35
4.10	Subsequent Changes	35
4.11	Real Property	35
4.12	Tangible Property	35
4.13	Intellectual Property	35
4.14	Material Contracts	37
4.15	Tax Matters	38
4.16	Employee Benefit Matters	39
4.17	Labor Matters	42
4.18	Environmental Matters	43
4.19	Compliance with Laws	44
4.20	Permits	45
4.21	Legal Proceedings and Orders	45
4.22	Insurance	45
4.23	No Ownership of Spansion Capital Stock	45
4.24	Takeover Statutes	46
4.25	Brokers, Finders and Financial Advisors	46

ARTICLE V CONDUCT OF BUSINESS		46

5.1	Affirmative Obligations	46
5.2	Negative Obligations	47

ARTICLE VI NON-SOLICITATION OF ACQUISITION TRANSACTIONS		51

6.1	Termination of Existing Discussions	51
6.2	No Solicitation or Facilitation of Acquisition Proposals	51
6.3	Permitted Discussions and Information Sharing	52
6.4	Responsibility for Actions of Representatives	53
6.5	Notification Requirements	53

ARTICLE VII ADDITIONAL AGREEMENTS		54

7.1	Efforts to Complete Merger	54
7.2	Regulatory Filings and Clearances	54
7.3	Registration Statement and Joint Proxy Statement/Prospectus	56
7.4	Stockholder Meetings and Board Recommendations	57
7.5	Access; Notice and Consultation; Confidentiality	60
7.6	Public Announcements	62
7.7	Employee Plans	62
7.8	Directors’ and Officers’ Indemnification and Insurance	63
7.9	Listing of Cypress Shares	64
7.10	Takeover Statutes	64
7.11	Section 16 Matters	65
7.12	Tax Matters	65
7.13	FIRPTA Certificate	65
7.14	Obligations of Merger Sub	65
7.15	Exchangeable Senior Notes	65

ARTICLE VIII GOVERNANCE MATTERS		66

8.1	Cypress Board of Directors	66
8.2	Cypress Chief Executive Officer	66

ARTICLE IX TERMINATION OF AGREEMENT		66

9.1	Termination	66
9.2	Effect of Termination	68
9.3	Fees and Expenses	68

ARTICLE X GENERAL PROVISIONS		72

10.1	Certain Interpretations	72
10.2	Non-Survival of Representations and Warranties	72
10.3	Notices	73
10.4	Assignment	73
10.5	Amendment	73
10.6	Extension; Waiver	74
10.7	Specific Performance	74
10.8	Failure or Indulgence Not Waiver; Remedies Cumulative	74
10.9	Severability	74
10.10	Entire Agreement	74
10.11	No Third Party Beneficiaries	74
10.12	Governing Law	74
10.13	Consent to Jurisdiction	74
10.14	Waiver of Jury Trial	75
10.15	Counterparts	75

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of December 1, 2014 by and among Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”), Mustang Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Cypress (“Merger Sub”), and Spansion Inc., a Delaware corporation (“Spansion”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, each of the respective Boards of Directors of Cypress, Merger Sub and Spansion has approved the Agreement and the transactions contemplated hereby, and deems it advisable and in the best interest of its stockholders to enter into this Agreement and consummate the transactions contemplated hereby, pursuant to which, among other things, Merger Sub will be merged with and into Spansion (the “Merger”) in accordance with the terms and conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Spansion will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of Cypress and each share of Spansion Common Stock outstanding immediately prior to the Effective Time (as defined herein) will be cancelled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Cypress and Merger Sub to enter into this Agreement, each of the officers and directors of Spansion, in their respective capacities as stockholders of Spansion, has entered into support agreements with Cypress substantially in the form attached hereto as Exhibit A (each, a “Spansion Support Agreement” and collectively, the “Spansion Support Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Spansion to enter into this Agreement, each of the officers and directors of Cypress, in their respective capacities as stockholders of Cypress, has entered into support agreements with Spansion substantially in the form attached hereto as Exhibit B (each, a “Cypress Support Agreement” and collectively, the “Cypress Support Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Cypress, Merger Sub and Spansion hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date, Merger Sub shall be merged with and into Spansion, the separate corporate existence of Merger Sub shall thereupon cease and Spansion shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of Cypress. Spansion, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving

Corporation.” Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Cypress, Merger Sub and Spansion shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Cypress and Spansion and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

1.2 The Surviving Corporation of the Merger.

(a) Certificate of Incorporation and Bylaws of the Surviving Corporation.

(i) Certificate of Incorporation. Subject to the terms of Section 7.8(b), at the Effective Time, the Certificate of Incorporation of Spansion shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Spansion.”

(ii) Bylaws. Subject to the terms of Section 7.8(b), at the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(b) Directors and Officers of the Surviving Corporation.

(i) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(ii) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.3 General Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Spansion and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Spansion and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Effect of the Merger on Capital Stock of the Merging Corporations.

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Capital Stock of Spansion.

(i) Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Cypress, Merger Sub, Spansion, or the holders of any of the following securities, other than as otherwise set forth in this Section 1.4(b), each share of Spansion Common Stock that is outstanding immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive 2.457 shares of Cypress Common Stock (the “Exchange Ratio”) and the cash payable in lieu of fractional shares pursuant to this Section 1.4(b)(i) (the “Common Stock Consideration”) upon the surrender of the certificate, if any, representing such share of Spansion Common Stock in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(e)); provided, however, that (x) the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Cypress Common Stock or Spansion Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Cypress Common Stock or Spansion Common Stock having a record date on or after the date hereof and prior to the Effective Time, and (y) notwithstanding the foregoing or anything to the contrary set forth herein, no fraction of a share of Cypress Common Stock will be issued by virtue of the Merger, and in lieu thereof, each holder of record of shares of Spansion Common Stock who would otherwise be entitled to a fraction of a share of Cypress Common Stock pursuant to this Section 1.4(b)(i) (after aggregating all fractional shares of Cypress Common Stock that otherwise would be received by such holder of record) shall, upon the surrender of the certificate, if any, representing such share of Spansion Common Stock in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(e)), receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Closing Average. From and after the Effective Time, all shares of Spansion Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of shares of Spansion Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Cypress Common Stock issuable in respect thereof pursuant to this Section 1.4(b)(i), cash in lieu of any fractional shares payable in respect thereof pursuant to this Section 1.4(b)(i) and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d). All shares of Cypress Common Stock issued upon the surrender for exchange of shares of Spansion Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to this Section 1.4(b)(i) in lieu of a fractional share of Cypress Common Stock and any dividends or other distributions paid in respect thereof pursuant to Section 2.3(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Spansion Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Spansion Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, a certificate representing shares of Spansion Common Stock is presented to the Surviving Corporation for any reason, then such certificate shall be canceled and exchanged for the Common Stock Consideration in accordance with this Section 1.4(b), any cash payable in respect thereof pursuant to this Section 1.4(b)(i) in lieu of a fractional share of Cypress Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d).

(ii) Owned Shares of Spansion Common Stock. Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Cypress, Merger Sub, Spansion, or the holders of any of the following securities, each share of Spansion Common Stock that is owned by Cypress, Merger Sub or Spansion, or by any direct or indirect wholly owned Subsidiary of Cypress, Merger Sub or Spansion, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Restricted Shares of Spansion Common Stock. Notwithstanding anything to the contrary set forth herein, if any shares of Spansion Common Stock outstanding immediately prior to the Effective Time are unvested or subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Spansion or under which Spansion has any rights (the “Spansion Restricted Stock”), then the Common Stock Consideration payable in exchange for such Spansion Restricted Stock also shall be unvested and subject to the same repurchase option or obligation, risk of forfeiture or other condition and need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates, and the certificates representing such shares of Spansion Restricted Stock may accordingly be marked with appropriate legends. Prior to the Effective Time, Spansion shall take all action that may be necessary to ensure that, from and after the Effective Time, Cypress is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) Stock Awards of Spansion.

(i) Stock Options. At the Effective Time, each Spansion Stock Award that is a stock option to purchase shares of Spansion Common Stock (each a “Spansion Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (each, an “Assumed Option”), shall be assumed by Cypress and converted into an option to acquire that number of shares of Cypress Common Stock equal to the product obtained by multiplying (x) the number of shares of Spansion Common Stock subject to such Spansion Stock Option by (y) the Exchange Ratio, rounded down to the nearest whole share of Cypress Common Stock. Each Assumed Option shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Spansion Stock Option immediately prior to the Effective Time, except that each Assumed Option shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of Spansion Common Stock subject to such Assumed Option by (y) the Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). It is the intention of the parties that each Assumed Option that qualified as a United States-based incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time. Notwithstanding the foregoing, if a Stock Option is subject to the Legal Requirements of a non-U.S. jurisdiction and Cypress determines (in good faith and upon advice from Cypress’s legal counsel) the Stock Option may not be converted into an Assumed Option under a Legal Requirement of the relevant non-U.S. jurisdiction (including without limitation by reason of a failure to obtain any required regulatory consents or approvals after making reasonable commercial efforts to obtain such consents or approvals) (such Stock Options, the “Unassumed Non-U.S. Options”), Cypress shall, to ensure compliance with applicable Legal Requirements: (A) require that outstanding Unassumed Non-U.S. Options be accelerated and exercised only by a cashless exercise pursuant to which employees will authorize a broker to sell all shares that they are entitled to at exercise immediately upon exercise and receive the difference between the fair market value of the shares at exercise and the exercise price in cash; (B) provide for conversion of the Unassumed Non-U.S. Options into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the excess, if any, of the Closing Average over the applicable exercise price of such Unassumed Non-U.S. Option by (y) the number of Spansion shares subject to such Unassumed Non-U.S. Option, less all applicable deductions and withholdings required by applicable Legal Requirements to be withheld in respect of such payment; or (C) provide for such other treatment that is in compliance with applicable Legal Requirements and reasonably agreed upon by Cypress and Spansion at least twenty (20) days prior to the Effective Time.

(ii) Restricted Stock Units. At the Effective Time, each Spansion Restricted Stock Unit and Spansion Performance Stock Unit that is outstanding immediately prior to the Effective Time, whether or not then vested or issuable (each, an “Assumed Unit”), shall be assumed by Cypress; provided, however, that each Assumed Unit shall be converted into an award to receive that number of shares of Cypress Common Stock equal to the product obtained by multiplying (x) the number of shares of Spansion Common Stock subject to such Assumed Unit immediately prior to the Effective Time by (y) the Exchange Ratio, rounded down to the nearest whole share of Cypress Common Stock. Each Assumed Unit shall otherwise be subject to the same terms and conditions (including as to vesting and issuance) as were applicable under the respective Spansion Restricted Stock Unit or Spansion Performance Stock Unit, as applicable, immediately prior to the Effective Time, except that each Assumed Unit that was granted with a purchase price other than par value shall have a purchase price per share equal to the quotient obtained by dividing (x) the per share purchase price of Spansion Common Stock subject to such Assumed Unit by (y) the Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). Notwithstanding the foregoing, if a Restricted Stock Unit or Performance Stock Unit is subject to the Legal Requirements of a non-U.S. jurisdiction and Cypress determines (in good faith and upon advice from Cypress’s legal counsel) the Restricted Stock Unit or Performance Stock Unit may not be converted into an Assumed Unit under a Legal Requirement of the relevant non-U.S. jurisdiction (including without limitation by reason of a failure to obtain any required regulatory consents or approvals after making reasonable commercial efforts to obtain such consents or approvals) (such Restricted Stock Units and Performance Stock Units, the “Unassumed Non-U.S. Units”), Cypress shall, to ensure compliance with applicable Legal Requirements: (A) provide for acceleration and conversion of the Unassumed Non-U.S. Units into the right to receive, as soon as practicable after the Effective Time, an amount in cash determined by multiplying (x) the Closing Average by (y) the number of Spansion shares subject to such Unassumed Non-U.S. Unit, less all applicable deductions and withholdings required by applicable Legal Requirements to be withheld in respect of such payment; or (B) provide for such other treatment that is in compliance with applicable Legal Requirements and reasonably agreed upon by Cypress and Spansion at least twenty (20) days prior to the Effective Time.

(iii) Registration Statements for Assumed Options and Other Awards. As soon as practicable following the Effective Time, but in no event later than ten (10) business days following the Effective Time, Cypress shall file a registration statement under the Securities Act on Form S-8, Form S-3 or another appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) relating to shares of Cypress Common Stock issuable with respect to all Assumed Options, Assumed Units and the Common Stock Consideration payable in exchange for Spansion Restricted Stock, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Options or Assumed Units remain outstanding.

1.5 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Spansion and Merger Sub, the directors and officers of Spansion and Merger Sub shall have the authority to take all such lawful and necessary action.

1.6 Tax Reorganization. The parties hereto intend, for U.S. federal income tax purposes, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is hereby adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

ARTICLE II

THE CLOSING

2.1 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, 94304, on a date and at a time to be agreed upon by Cypress and Spansion, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver

(to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other location, date and time as Cypress and Spansion shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.2 Conditions to Closing.

(a) Mutual Conditions to Closing. The respective obligations of Cypress, Merger Sub and Spansion to consummate the Merger shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(i) No Prohibitive Legal Requirements. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, or enforced any Legal Requirement that is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement.

(ii) No Prohibitive Orders. No Governmental Authority of competent jurisdiction shall have issued or granted any Order (whether temporary, preliminary or permanent) that has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or prohibiting the consummation of the Merger or any other transactions contemplated by this Agreement.

(iii) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

(iv) Requisite Stockholder Approvals. The Requisite Spansion Stockholder Approval and the Requisite Cypress Stockholder Approval shall have been obtained.

(v) Requisite Regulatory Approvals.

(A) All waiting periods (and all extensions thereof) applicable to the Merger under the HSR Act and the Antitrust Laws of the Agreed Jurisdictions shall have terminated or expired.

(B) All clearances, consents, approvals, authorizations and Orders applicable to the Merger which are required under any Antitrust Laws of any Agreed Jurisdiction, or in which Cypress and Spansion mutually agree to make a filing under applicable Antitrust Laws, shall have been received and become final and non-appealable.

(vi) Nasdaq Global Select Market Listing. The shares of Cypress Common Stock issuable in the Merger, the shares of Cypress Common Stock issuable upon the exercise of all Assumed Options, the shares of Cypress Common Stock issuable in settlement of all Assumed Units, and any shares of Cypress Common Stock issuable upon exchange of the Exchangeable Senior Notes at and after the Effective Time, shall have been authorized for listing on the Nasdaq Global Select Market.

(vii) Tax Opinions. Cypress shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Spansion shall have received an opinion of Fenwick &

West LLP, each dated as of the Effective Time and each to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Cypress, Merger Sub and Spansion, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(b) Additional Cypress and Merger Sub Conditions to Closing. The obligations of Cypress and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver, on or prior to the Closing, of each the following additional conditions (each of which conditions may be waived exclusively by Cypress and Merger Sub in their sole and absolute discretion):

(i) Compliance with Agreements and Covenants. Spansion shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties.

(A) The representations and warranties of Spansion set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority; Approvals and Enforceability), Section 3.3(b) (Required Filings and Consents), Section 3.4 (Certificate of Incorporation and Bylaws), Section 3.23 (No Ownership of Cypress Capital Stock), Section 3.24 (Takeover Statutes) and Section 3.25 (Brokers, Finders and Financial Advisors) (the “Spansion Fundamental Representations”) (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date.

(B) The representations and warranties of Spansion set forth in Section 3.5(a) and Section 3.5(d) (the “Spansion Capitalization Representations”) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect a change in the number of fully diluted shares of Spansion Common Stock, before giving effect to the Merger, of more than 0.5% from that reflected in the Spansion Capitalization Representations.

(C) The representations and warranties of Spansion set forth in this Agreement (other than the Spansion Fundamental Representations and the Spansion Capitalization Representations) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Spansion set forth in this Agreement for purposes of this Section 2.2(b)(ii)(C), (1) all qualifications based on a “Spansion Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in clause (i) of Section 3.10 shall not be disregarded pursuant to the terms of this proviso) and (2) any update of or modification to the Spansion Disclosure Letter made or purported to have been made after the date hereof shall be disregarded.

(iii) No Spansion Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Spansion Material Adverse Effect that is continuing.

(iv) Officer’s Certificate. Cypress shall have received a certificate, signed for and on behalf of Spansion by the chief executive officer and the chief financial officer of Spansion, certifying the satisfaction of the conditions set forth in this Section 2.2(b).

(c) Additional Spansion Conditions to Closing. The obligation of Spansion to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of each of the following additional conditions (each of which conditions may be waived exclusively by Spansion in its sole and absolute discretion):

(i) Compliance with Agreements and Covenants. Cypress and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties.

(A) The representations and warranties of Cypress set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority; Approvals and Enforceability), Section 4.3(b) (Required Filings and Consents), Section 4.4 (Certificate of Incorporation and Bylaws), Section 4.23 (No Ownership of Spansion Capital Stock), Section 4.24 (Takeover Statutes) and Section 4.25 (Brokers, Finders and Financial Advisors) (the “Cypress Fundamental Representations”) (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date.

(B) The representations and warranties of Cypress set forth in Section 4.5(a) and Section 4.5(d) (the “Cypress Capitalization Representations”) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect a change in the number of fully diluted shares of Cypress Common Stock, before giving effect to the Merger, of more than 0.5% from that reflected in the Cypress Capitalization Representations.

(C) The representations and warranties of Cypress set forth in this Agreement (other than the Cypress Fundamental Representations and the Cypress Capitalization Representations) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Cypress set forth in this Agreement for purposes of this Section 2.2(c)(ii)(C), (1) all qualifications based on a “Cypress Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in clause (i) of Section 4.10 shall not be disregarded pursuant to the terms of this proviso) and (2) any update of or modification to the Cypress Disclosure Letter made or purported to have been made after the date hereof shall be disregarded.

(iii) No Cypress Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Cypress Material Adverse Effect that is continuing.

(iv) Officer’s Certificate. Spansion shall have received a certificate, signed for and on behalf of Cypress by the chief executive officer and the chief financial officer of Cypress, certifying the satisfaction of the conditions set forth in this Section 2.2(c).

2.3 Issuance of Merger Consideration After the Closing.

(a) Exchange Agent. Prior to the Closing Date, Cypress and Spansion shall select a mutually acceptable bank or trust company to act as the exchange agent for the Merger (the “Exchange Agent”) pursuant to an exchange agent agreement between the Exchange Agent and Cypress, in form and substance reasonably satisfactory to Spansion.

(b) Exchange Fund.

(i) Creation of Exchange Fund. As promptly as practicable (and in any event within one (1) Business Day) following the Effective Time, Cypress shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Cypress Common Stock issuable pursuant to Section 1.4(b)(i) in exchange for shares of Spansion Common Stock, and the cash payable pursuant to Section 1.4(b)(i) in lieu of fractional shares of Cypress Common Stock. In addition, Cypress shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any dividends or distributions to which holders of shares of Spansion Common Stock may be entitled pursuant to Section 2.3(d). Any Cypress Common Stock and cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(ii) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book Entry Shares twelve (12) months after the Effective Time shall, at the request of Cypress or the Surviving Corporation, be delivered to Cypress or the Surviving Corporation or otherwise according to the instruction of Cypress or the Surviving Corporation, and any holders of the Certificates or Book Entry Shares who have not surrendered such Certificates or Book Entry Shares in compliance with this Section 2.3 shall after such delivery to Cypress and the Surviving Corporation look only to Cypress and the Surviving Corporation for delivery or payment of the shares of Cypress Common Stock issuable in respect thereof pursuant to Section 1.4(b)(i), cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of any fractional shares of Cypress Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d).

(c) Exchange Procedures. As promptly as practicable (but in any event within two (2) Business Days) following the Effective Time, Cypress shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Spansion Common Stock (or effective affidavits of loss in lieu thereof) or non-certificated shares of Spansion Common Stock represented by book entry (“Book Entry Shares”) (i) a letter of transmittal in customary form as Spansion and Cypress may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or effective affidavits in lieu thereof) or Book Entry Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for certificates representing whole shares of Cypress Common Stock pursuant to Section 1.4(b)(i), cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of any fractional shares of Cypress Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d). With respect to uncertificated shares of Spansion Common Stock held through “direct registration,” Cypress shall implement procedures with the Exchange Agent for effecting the exchange of such directly registered uncertificated shares of Spansion Common Stock for shares of Cypress Common Stock and payment of cash in lieu of any fractional shares pursuant to Section 1.4(b)(i), as promptly as practicable after the Effective Time. Upon surrender of Certificates (or effective affidavits in lieu thereof) or Book Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Cypress, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor the number of whole shares of Cypress Common Stock (after taking into account all Certificates or such Book Entry Shares surrendered by such holder of record) such holder is entitled to receive pursuant to Section 1.4(b)(i) (which, at the election of Cypress, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Legal Requirements), payment of any cash such holder is entitled to receive pursuant to Section 1.4(b)(i) in lieu of fractional shares of Cypress Common Stock and any dividends or distributions such holder is entitled to receive pursuant to Section 2.3(d), which shares and cash Cypress shall cause the Exchange Agent to distribute as promptly as practicable (but in any event within five (5) Business Days) following surrender of such Certificates or Book Entry Shares and such duly completed and validly executed letter of transmittal, and the Certificates so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose for an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book Entry Shares on the cash amounts payable upon the surrender of such Certificates or such Book Entry Shares pursuant to this Section 2.3. Until so surrendered, from and after the Effective Time outstanding Certificates or Book Entry Shares shall be deemed to evidence only the ownership of the number of full shares of Cypress Common Stock into which such shares of Spansion Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.4(b)(i) and any dividends or distributions payable pursuant to Section 2.3(d). Notwithstanding anything to the contrary in this Agreement, Certificates and Book Entry Shares to be exchanged by any Person constituting an “affiliate” of Spansion for purposes of Rule 145 under the Securities Act shall be subject to the restrictions described in such Rule 145.

(d) Dividends and Distributions. Whenever a dividend or other distribution is declared or made after the date hereof with respect to Cypress Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Cypress Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to Cypress Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to the shares of Cypress Common Stock represented thereby until the holders of record of such Certificates or such Book Entry Shares shall surrender such Certificates or such Book Entry Shares. Subject to applicable Legal Requirements, following surrender of any such Certificates or such Book Entry Shares, the Exchange Agent shall deliver to the record holders thereof, without interest, promptly after such surrender, the number of whole shares of Cypress Common Stock issued in exchange therefor along with any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Cypress Common Stock.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the shares of Cypress Common Stock issuable in respect thereof pursuant to Section 1.4(b)(i), the cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of fractional shares of Cypress Common Stock and any dividends or distributions payable in respect thereof pursuant to Section 2.3(d); provided, however, that Cypress may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as Cypress may direct as indemnity against any claim that may be made against Cypress, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Transferred Shares. In the event that a transfer of ownership of shares of Spansion Common Stock is not registered in the stock transfer books or ledger of Spansion, or if shares of Cypress Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Cypress (or any agent designated by Cypress) any transfer or other Taxes required by reason of the issuance of shares of Cypress Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Cypress (or any agent designated by Cypress) that such transfer or other Taxes have been paid or are otherwise not payable.

(g) Tax Withholding. Each of the Exchange Agent, Cypress and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Spansion Capital Stock, such amounts as are required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non U.S. tax law or under any applicable Legal Requirement and to request and receive from such holder or former holder any relevant tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or similar information. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Cypress, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Cypress Common Stock or Spansion Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Legal Requirement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SPANSION

Except (i) as set forth in the disclosure letter that has been prepared by Spansion and delivered by Spansion to Cypress in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Spansion Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Spansion Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any Spansion SEC Reports filed with, or furnished to, the SEC and publicly available prior to the date hereof (other than in any “risk factors” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature and not statements of historical fact), Spansion hereby represents and warrants to Cypress and Merger Sub as follows:

3.1 Organization and Qualification. Spansion is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. Spansion is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect.

3.2 Authority; Approvals and Enforceability.

(a) Spansion has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the approval of the Spansion Stockholders as described below, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b) The execution and delivery of this Agreement by Spansion, and performance by Spansion with its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, and the Spansion Support Agreements, have been duly and validly approved by the Spansion board of directors (the “Spansion Board”). As of the date of this Agreement, the Spansion Board has unanimously determined that this Agreement and the Merger and other transactions contemplated hereby are advisable and in the best interests of the Spansion stockholders and has unanimously resolved to recommend that the Spansion Stockholders adopt this Agreement (the “Spansion Voting Proposal”). Prior to making the foregoing determinations, the Spansion Board received an opinion of Morgan Stanley & Co. LLC (“Morgan Stanley”) to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of Spansion Common Stock (other than shares of Spansion Common Stock that are owned by Cypress, Merger Sub, or Spansion, or by any direct or indirect wholly owned Subsidiary of Cypress, Merger Sub, or Spansion, in each case immediately prior to the Effective Time), and as of the date hereof the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(c) Except for the approval of the Spansion Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of Spansion Common Stock entitled to vote at a meeting of the Spansion Stockholders called to consider the Spansion Voting Proposal (the “Requisite Spansion Stockholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 4.23 of this Agreement, no other corporate proceedings on the part of Spansion are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Merger and other transactions contemplated hereby in accordance with the terms hereof.

(d) This Agreement has been duly and validly executed and delivered by Spansion, and assuming due authorization, execution and delivery by Cypress and Merger Sub, this Agreement constitutes a valid and binding obligation of Spansion, enforceable against Spansion in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

3.3 Required Filings and Consents.

(a) The execution and delivery by Spansion of this Agreement do not, and the performance by Spansion of its covenants and agreements under this Agreement and the consummation by Spansion of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite Spansion Stockholder Approval conflict with or violate the Spansion Certificate of Incorporation or the Spansion Bylaws or any Spansion Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 3.3(b) conflict with or violate any Legal Requirements applicable to Spansion or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Spansion’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Spansion or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Spansion or any of its Subsidiaries is a party or by which Spansion or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Spansion or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect.

(b) The execution and delivery by Spansion of this Agreement do not, and the performance by Spansion of its covenants and agreements under this Agreement and the consummation by Spansion of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Legal Requirement, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (v) the filing of the Certificate of Merger or other documents as required by the DGCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect.

3.4 Certificate of Incorporation and Bylaws. Spansion has heretofore made available to Cypress a complete and accurate copy of the Spansion Certificate of Incorporation and Spansion Bylaws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Spansion Subsidiary Documents”). The Spansion Certificate of Incorporation, Spansion Bylaws and Spansion Subsidiary Documents, each as amended to date, are in full force and effect, and neither the Spansion Board nor, to the knowledge of Spansion, any Spansion Stockholder has taken any action to amend the Spansion Certificate of Incorporation or the Spansion Bylaws in any respect. Spansion has not taken any action in breach or violation of any of the provisions of the Spansion Certificate of Incorporation or the Spansion Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Spansion Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect.

3.5 Capitalization.

(a) The authorized capital stock of Spansion consists of 150,000,000 shares of Spansion Class A Common Stock, 1 share of Spansion Class B Common Stock and 50,000,000 shares of Spansion Preferred Stock. As of November 28, 2014, (i) 62,237,645 shares of Spansion Class A Common Stock were issued and outstanding, (ii) 8,567,203 shares of Spansion Class A Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to Spansion’s 2010 Equity Incentive Award Plan (the “Spansion 2010 Plan”) (with the number of shares of Spansion Class A Common Stock reserved pursuant to outstanding performance stock units calculated based on the maximum performance criteria), (iii) 2,000,000 shares of Spansion Common Stock were reserved for issuance pursuant to Spansion’s ESPP, (iv) no shares of Spansion Common Stock were issued and held in the treasury of Spansion, (v) 14,058,105 shares of Spansion Class A Common Stock were reserved for issuance upon exchange of the Exchangeable Senior Notes, (vi) no shares of Spansion Class B Common Stock are issued and outstanding, and (vii) no shares of Preferred Stock are issued and outstanding. Since November 28, 2014, Spansion has not issued any securities (including derivative securities) except for shares of Spansion Class A Common Stock issued upon exercise of Spansion Stock Awards, the vesting of Spansion Restricted Stock Units or the vesting of Spansion Performance Stock Units.

(b) Section 3.5(b) of the Spansion Disclosure Letter sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by Spansion that provides for the issuance of equity to any Person (the “Spansion Stock Plans”). Spansion has made available to Cypress complete and accurate copies of all Spansion Stock Plans and the forms of all award agreements evidencing outstanding Spansion Stock Awards, and all agreements under the Stock Plans that materially deviate from such forms of award agreement.

(c) Section 3.5(c) of the Spansion Disclosure Letter sets forth a complete and accurate list as of December 1, 2014 of all outstanding equity-based awards, whether payable in stock, cash or other property or any combination of the foregoing (the “Spansion Stock Awards”) granted under any Spansion Stock Plans or otherwise, indicating, with respect to each Spansion Stock Award then outstanding, the type of awards granted, the number of shares of Spansion Common Stock subject to such Spansion Stock Award, the plan under which such Spansion Stock Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Spansion Stock Award will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. Spansion has issued certain Spansion Restricted Stock Units or Spansion Performance Stock Units that include terms or conditions that are dependent upon revenue targets, earnings per share, operating margin percentage performance, Spansion’s percentile rank of total shareholder return or other comparison-based shareholder returns (“Performance Awards”), and, such outstanding Performance Awards represent (i) 1,277,471 shares of Spansion Common Stock upon the achievement of the target performance criteria and (ii) 1,484,814 shares of Spansion Common Stock upon the achievement of the maximum performance criteria.

(d) Except as described in Section 3.5(a) or as otherwise expressly permitted by Section 5.2 of this Agreement, no capital stock of Spansion or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding. Except as described in Section 3.5(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 3.5(c) of the Spansion Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which Spansion or any of its Subsidiaries is a party, or by which Spansion or any of its Subsidiaries is bound, obligating Spansion or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Spansion or any of its Subsidiaries or obligating Spansion or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Spansion or any of its Subsidiaries is a party, or by which it or they are bound, obligating Spansion or any of its Subsidiaries with respect to any shares of capital stock of Spansion or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Spansion), of Spansion or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Spansion or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Other than the Spansion Registration Rights Agreements, there are no registration rights or other agreements, arrangements or understandings to which Spansion or any of its Subsidiaries is a party, or by which it or they are bound, obligating Spansion or any of its Subsidiaries with respect to any shares of Spansion Common Stock or shares of capital stock of any such Subsidiary.

(e) All outstanding shares of Spansion Common Stock are, and all shares of Spansion Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Spansion Certificate of Incorporation or the Spansion Bylaws or any agreement to which Spansion is a party or otherwise bound. None of the outstanding shares of Spansion Common Stock have been issued in violation of any United States federal or state securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of Spansion are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by Spansion or a Subsidiary of Spansion free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Spansion or any of its Subsidiaries.

(f) Spansion Class A Common Stock constitutes the only class of equity securities of Spansion or its Subsidiaries registered or required to be registered under the Exchange Act.

3.6 Subsidiaries. A complete and accurate list of all of the Subsidiaries of Spansion, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Spansion or another Subsidiary or Affiliate of Spansion, is set forth in Section 3.6 of the Spansion Disclosure Letter. Spansion does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by Spansion and comprising less than one percent (1%) of the outstanding stock of such company. Each Subsidiary of Spansion is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect. Each Subsidiary of Spansion is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect.

3.7 SEC Reports. Spansion has filed and made available to Cypress (including via the SEC’s EDGAR system) all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Spansion with the SEC since December 26, 2010 (collectively, the “Spansion SEC Reports”). The Spansion SEC Reports, including all forms, reports and documents filed by Spansion with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Spansion SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Spansion with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Spansion SEC Reports or necessary in order to make the statements in such Spansion SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of Spansion is required to file any forms, reports, schedules, statements or other documents with the SEC. Spansion is eligible to incorporate by reference into the Registration Statement regarding Spansion pursuant to Part B of Form S-4.

3.8 Financial Statements and Internal Controls.

(a) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Spansion SEC Reports, including any Spansion SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Spansion and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b) The chief executive officer and chief financial officer of Spansion have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Spansion is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

(c) Spansion and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Spansion and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Spansion and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Spansion Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Spansion and its Subsidiaries.

(d) To the knowledge of Spansion, since December 29, 2013, neither Spansion nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Spansion and its Subsidiaries, (ii) any fraud, whether or not material, that involves Spansion’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Spansion and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither Spansion nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Spansion or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Spansion or any of its Subsidiaries in Spansion’s consolidated financial statements.

(f) Neither Spansion nor any of its Subsidiaries nor, to the knowledge of Spansion, any director, officer, auditor, accountant, consultant or representative of Spansion or any of its Subsidiaries has, since December 29, 2013, received written notice of any substantive complaint, allegation, assertion or claim that Spansion or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Spansion or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Spansion or any of its officers, directors, employees or agents to the current the Spansion Board or any committee thereof or to any current director or executive officer of Spansion.

(g) To the knowledge of Spansion, no employee of Spansion or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Spansion or any of its Subsidiaries. Neither Spansion nor any of its Subsidiaries nor, to the knowledge of Spansion, any director, officer, employee, contractor, subcontractor or agent of Spansion or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Spansion or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9 Undisclosed Liabilities. Except as reflected in the Spansion Balance Sheet, neither Spansion nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Spansion Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Spansion Material Adverse Effect.

3.10 Subsequent Changes. Since the date of the Spansion Balance Sheet through the date hereof, Spansion has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any Spansion Material Adverse Effect or (ii) any action taken by Spansion or event that would have required the consent of Cypress pursuant to Sections 5.2 had such action or event occurred after the date of this Agreement.

3.11 Real Property. Spansion and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the Spansion Balance Sheet. All real properties reflected in the Spansion Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Spansion Balance Sheet and Liens for current Taxes not yet due and other Liens that do not materially impair the use of the property subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which Spansion or any of its Subsidiaries is a party (collectively, the “Spansion Real Property Leases”) are in full force and effect, except where the failure of such Spansion Real Property Leases to be in full force and effect would not be reasonably likely to result in a Spansion Material Adverse Effect. There is no default by Spansion or any of its Subsidiaries under any of the Spansion Real Property Leases, or, to the knowledge of Spansion, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a Spansion Material Adverse Effect.

3.12 Tangible Property. Spansion and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the Spansion Balance Sheet. All tangible properties and assets reflected in the Spansion Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Spansion Balance Sheet and Liens for current Taxes not yet due and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by Spansion or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and Spansion and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to Spansion and its Subsidiaries, taken as a whole, free and clear of all Liens, except for conditions or defects in title or other Liens that in the aggregate would not be reasonably likely to result in a Spansion Material Adverse Effect.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Spansion Disclosure Letter contains a complete and accurate list of all Patents or other Intellectual Property Rights that are Registered Intellectual Property owned by or registered in the name of Spansion or any of its Subsidiaries (collectively the “Spansion Registered Intellectual Property”). All material Spansion Registered Intellectual Property is, to the knowledge of Spansion, subsisting and neither invalid nor unenforceable.

(b) All material Spansion Registered Intellectual Property Rights that are owned by Spansion or a Subsidiary of Spansion are owned by Spansion or one or more of its Subsidiaries free and clear of any material Liens (excluding any non-exclusive licenses entered into in the ordinary course of business). To the knowledge of Spansion, all material Spansion Intellectual Property Rights that are owned by Spansion or a Subsidiary of Spansion are, and immediately following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither Spansion nor any of its Subsidiaries has in the past 36 months transferred ownership of, or granted an exclusive license to, any third Person, of any Intellectual Property Rights that are or were material Spansion Intellectual Property Rights and that are or were owned by Spansion or a Subsidiary of Spansion.

(c) Neither Spansion nor its Subsidiaries has, in the conduct of the business of Spansion and its Subsidiaries as currently conducted, knowingly infringed upon, violated or used without authorization or license, any Intellectual Property Rights owned by any third Person, except as would not be material to or create material Liability for the business of Spansion and its Subsidiaries, taken as a whole. There is no pending or, to Spansion’s knowledge, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against Spansion or any of its Subsidiaries, alleging that any activities, products or conduct of Spansion’s or any of its Subsidiaries’ business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any Spansion Intellectual Property Rights. Spansion is not party to any settlements, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings, which (i)

materially restrict Spansion’s or any of its Subsidiaries’ rights to use, license or transfer any material Spansion Intellectual Property Rights, or (ii) compel or require Spansion or any of its Subsidiaries to license or transfer any material Spansion Intellectual Property Rights.

(d) Except as set forth in Section 3.13(d) of the Spansion Disclosure Letter, there are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by Spansion or any of its Subsidiaries against any third party with respect to any Spansion Intellectual Property Rights, which remain unresolved as of the date hereof.

(e) Section 3.13(e) of the Spansion Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to Spansion or any of its Subsidiaries any Intellectual Property Right that is material to the business of Spansion or any Spansion Subsidiary (“Spansion In Licenses”) taken as a whole, other than Contracts with respect to commercial available Technology that is not included in any Spansion Product or necessary to the manufacture of any Spansion Product and are not otherwise material to the business of Spansion and its Subsidiaries, taken as a whole.

(f) Section 3.13(f) of the Spansion Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which Spansion or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material Spansion Intellectual Property Rights other than non-exclusive licenses granted in the ordinary course of business (“Spansion Out Licenses,” and together with the Spansion In Licenses, the “Spansion IP Licenses”).

(g) Neither Spansion nor any of its Subsidiaries, nor, to the knowledge of Spansion any other party to a Spansion IP License, is in material breach of any such Spansion IP License that is material to the business of Spansion and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause: (A) (i) the breach by Spansion or any of its Subsidiaries of any Spansion IP License, (ii) the forfeiture, termination, impairment or restriction of any right or license granted to Spansion or any of its Subsidiaries under a Spansion IP License, or (iii) Spansion or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Spansion Intellectual Property Rights (including by release of any source code), except (with respect to clauses (i), (ii) and (iii)) as would not reasonably be expected to have a Spansion Material Adverse Effect, (B) as a result of any Contract to which Spansion or any of its Subsidiaries is a party, a third party to become licensed to, or otherwise have rights to, any material Intellectual Property Rights of Cypress or any of its Subsidiaries, or (C) cause any royalties fees or other payments to become payable by Spansion or any of its Subsidiaries to any third person as a result of the use of any material Intellectual Property Rights by Spansion or any of its Subsidiaries or cause any existing obligations to pay such royalties, fees or other payments to materially increase (other than due to increased sales of Spansion’s Products).

(h) To the knowledge of Spansion, Spansion and its Subsidiaries are in material compliance with all their respective obligations pursuant to any Public Software license agreements under which they license-in Technology that is included in any Spansion Product distributed by Spansion.

3.14 Material Contracts.

(a) For all purposes of and under this Agreement, an “Spansion Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Spansion and its Subsidiaries;

(ii) any employment-related Contract or plan, including any stock option, restricted stock unit, performance stock unit, stock appreciation right or stock purchase plan or agreement or material Contract, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events);

(iii) any Contract containing any covenant (A) limiting the right of Spansion or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, or (B) prohibiting Spansion or any of its Subsidiaries (or, after the Closing Date, Cypress) from engaging in business with any Person or levying a fine, charge or other payment for doing so;

(iv) any Contract (A) relating to the pending or future disposition or acquisition by Spansion or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which Spansion or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than Spansion’s Subsidiaries;

(v) any material manufacturing, assembly, testing, development or packaging Contract;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $12,500,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vii) any settlement Contract with ongoing obligations other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $2,500,000 in any individual case, or (C) settlement Contracts relating to Patent licenses entered into in the ordinary course of business, consistent with past practice;

(viii) any Contract that is collectively bargained by Spansion;

(ix) any Contract for the sale of Spansion Products with any customer who, in the year ended December 31, 2013 or the ten months ended October 31, 2014, was one of the 10 largest sources of revenues for Spansion and its Subsidiaries, based on amounts paid or payable;

(x) other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by Spansion or any of its Subsidiaries in any twelve (12) month period of $7,500,000 or more in any individual case that is not terminable by Spansion or its Subsidiaries upon notice of ninety (90) days or less without material liability to Spansion or its Subsidiaries and is not disclosed pursuant to clauses (i) through (ix) above, inclusive; and

(xi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Spansion Material Adverse Effect and is not disclosed pursuant to clauses (i) through (x) above, inclusive.

(b) Section 3.14(b) of the Spansion Disclosure Letter contains a complete and accurate list of all Spansion Material Contracts as of the date hereof, to or by which Spansion or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.14(a) that describes such Spansion Material Contract.

(c) Each Spansion Material Contract is valid and binding on Spansion (and/or each such Subsidiary of Spansion party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Spansion nor any of its Subsidiaries party thereto, nor, to the knowledge of Spansion, any other party thereto, is in breach of, or default under, any such Spansion Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Spansion or any of its Subsidiaries, or, to the knowledge of Spansion, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect.

3.15 Tax Matters.

(a) Spansion and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects.

(b) Spansion and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

(c) The U.S. consolidated federal income Tax Returns of Spansion have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 31, 2009.

(d) There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to Spansion or any of its Subsidiaries.

(e) There are no Liens for Taxes on any of the assets of Spansion or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

(f) None of Spansion or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Legal Requirement).

(g) Spansion and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order with respect to Spansion and each of its Subsidiaries.

(h) None of Spansion or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

3.16 Employee Benefit Matters.

(a) Spansion has made available the complete and accurate material documents for each Spansion Employee Plan. Neither Spansion nor any ERISA Affiliate of Spansion has notified employees of any plan or made any commitment to establish any new Spansion Employee Plan, to modify any Spansion Employee Plan (except to the extent required by law or to conform any such Spansion Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Cypress in writing, or as required by this Agreement), or to adopt or enter into any Spansion Employee Plan.

(b) With respect to each Spansion Employee Plan, Spansion has made available to Cypress complete and accurate copies of (i) such Spansion Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the three most recent annual reports (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all personnel, payroll and employment manuals and policies, (vii) the most recent annual and periodic financial statements and other annual accounting of assets for each Spansion Employee Plan that is funded, (viii) all communications material to any employees within the past two (2) years relating to any Spansion Employee Plan and any proposed Spansion Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Spansion, (ix) all material correspondence to or from any governmental agency relating to any Spansion Employee Plan within the past two (2) years, (ix) the three (3) most recent plan years’ discrimination tests for each Spansion Employee Plan, (x) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Spansion Employee Plan, and (xi) the most recent annual actuarial valuations, if any, for each Spansion Employee Plan.

(c) Each Spansion Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and each of Spansion, Spansion’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Spansion Employee Plan and have timely made (or timely will make) all required contributions thereto.

(d) Section 3.16(d) of the Spansion Disclosure Letter contains a complete and accurate list of each Spansion Employee Benefit Plan that has assets which include securities issued by Spansion, any of Spansion’s Subsidiaries or any of their respective ERISA Affiliates. Each of Spansion, Spansion’s Subsidiaries and their respective ERISA Affiliates have complied in all respects with the Sarbanes-Oxley Act in respect of each such Spansion Employee Plan, and has timely filed any and all filings required under applicable Legal Requirements in respect of each such Spansion Employee Plan.

(e) All Spansion Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Spansion Qualified Plan”), have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Spansion Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Spansion has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Spansion Qualified Plan. No such determination, opinion or advisory letter has been revoked and, to the knowledge of Spansion, revocation has not been threatened, and no such Spansion Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Spansion Qualified Plan that resulted or may reasonably be expected to result in material liability to Spansion. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Spansion Employee Plan.

(f) Neither Spansion, any of Spansion’s Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have future liability with respect to (i) Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Spansion Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(g) To the extent permitted by applicable Legal Requirement, each Spansion Employee Plan (other than Spansion Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by Spansion and any of Spansion’s Subsidiaries party thereto or covered thereby at any time without material liability to Spansion or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs. No such Spansion Employee Plan has been amended in contravention of the terms of such plan or any legal obligation owed to any participant in such plan.

(h) Other than as required under Section 4980B of the Code or equivalent state law and Section 601 et seq. of ERISA or equivalent state law, none of the Spansion Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under Spansion’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(i) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of Spansion, threatened or, to the knowledge of Spansion, reasonably anticipated, with respect to any Spansion Employee Plan or the assets of any Spansion Employee Benefit Plan, other than claims for benefits in the ordinary course. No Spansion Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(j) To the knowledge of Spansion, each individual who has received compensation for the performance of services on behalf of Spansion, any of Spansion’s Subsidiaries or any of their respective ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Legal Requirement.

(k) To the knowledge of Cypress, each Spansion Employee Plan maintained or covering employees outside the United States (the “Spansion Non-U.S. Employee Plans”), and the books and records thereof, is in material compliance with all applicable Legal Requirements of each applicable jurisdiction. No such Spansion Non-U.S. Employee Plan has unfunded liabilities in excess of two-million dollars ($2,000,000), that as of the Effective Time, will not be offset by insurance or fully accrued and, except as required by a Legal Requirement, no condition exists that would prevent Spansion or Cypress from terminating or amending any such Spansion Employee Plan at any time for any reason without liability to Spansion or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits). Section 3.16(k) of the Spansion Disclosure Letter contains a complete and accurate list of each country in which Spansion or any of its Subsidiaries or Affiliates has operations as of the Spansion Balance Sheet Date and the approximate number of employees in each such country as of the Spansion Balance Sheet Date.

(l) Section 3.16(l) of the Spansion Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of Spansion or any of its Subsidiaries, other than customary offer letters and other similar employment agreements entered into in the ordinary course of business or which are terminable at the election of Spansion and under which the aggregate remaining obligations of Spansion would not exceed ten-thousand dollars ($10,000); and (ii) all operative severance agreements, programs and policies of Spansion or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.

(m) All contributions required to be made with respect to any Spansion Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on the Spansion Balance Sheet.

(n) The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Spansion or any Subsidiary of Spansion to severance pay, or any other payment from Spansion or any of its Subsidiaries, or pursuant to any Spansion Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. No payment or benefit which will or may be made by Spansion or its ERISA Affiliates with respect to any current or former employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Spansion or any of its ERISA Affiliates is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes paid pursuant to Section 4999 of the Code.

(o) Section 3.16(o) of the Spansion Disclosure Letter contains a complete and accurate list of each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by Spansion and each of its ERISA Affiliates. Each such nonqualified deferred compensation plan has been documented and operated in material compliance with Section 409A of the Code.

(p) No stock option, stock appreciation right or service provider warrant of Spansion (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option, right or warrant was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

(q) There is no Contract to which Spansion or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of Spansion or any of its Subsidiaries, which, individually or collectively, reasonably could be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

3.17 Labor Matters.

(a) Spansion and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Spansion and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have a Spansion Material Adverse Effect.

(b) To the knowledge of Spansion: (i) there are no current labor union organizing activities with respect to any employees of Spansion and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of Spansion and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting Spansion or any of its Subsidiaries.

(c) Spansion and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local law relating to plant closings and layoffs. Neither Spansion nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law. Section 3.17(c) of the Spansion Disclosure Letter contains a complete and accurate list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of Spansion or any of its Subsidiaries during the 90-day period prior to the date of this Agreement. Section 3.17(c) of the Spansion Disclosure Letter shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

(d) No employee of Spansion or any of its Subsidiaries (i) to the knowledge of Spansion is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Spansion or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Spansion or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to Spansion or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Spansion or any of its Subsidiaries.

(e) Section 3.17(e) of the Spansion Disclosure Letter contains a complete and accurate list of all Legal Requirements, if any, to inform, consult or negotiate with any works counsels or labor unions, labor organizations or trade unions as a result of the negotiation or execution of this Agreement, the performance by Spansion of its obligations hereunder or the consummation of the transactions contemplated hereby, either alone or in connection with additional or subsequent events.

3.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by Spansion or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by Spansion or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by Spansion or any of its Subsidiaries or as a consequence of the acts of Spansion, its Subsidiaries or their agents.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect, Spansion and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect, the Hazardous Materials Activities of Spansion and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect, Spansion and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Spansion, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Spansion or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect.

(e) Neither Spansion nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a Spansion Material Adverse Effect. Except as would not reasonably be expected to have a Spansion Material Adverse Effect, neither Spansion nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Spansion or any of its Subsidiaries.

(f) Spansion and the Subsidiaries have delivered to Cypress or made available for inspection by Cypress and its agents, representatives and employees all material environmental site assessments and environmental audits in Spansion’s possession or control. Spansion and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.19 Compliance with Laws.

(a) Generally. Spansion and its Subsidiaries are in compliance with, and are not in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to Spansion or any of its Subsidiaries or by which any of their respective properties is bound, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect.

(b) Foreign Corrupt Practices Act. Neither Spansion nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, or any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any similar anti-corruption or anti-bribery laws applicable to Spansion or its Subsidiaries (collectively, “Anti-Corruption Laws”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect. Neither Spansion, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. Spansion has established internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation to Cypress.

(c) Export Control Laws.

(i) Spansion and each of its Subsidiaries have complied with all applicable export and re-export control and trade and economic sanctions Legal Requirements (“Export Controls”), including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State and any applicable anti-boycott compliance regulations except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect. Neither Spansion nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Legal Requirements of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. Spansion and its Subsidiaries are in compliance with all applicable import Legal Requirements (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(ii) Neither Spansion nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for any violation of Export Control and Import Restrictions other than as would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect.

(iii) Spansion and its Subsidiaries, including, to the knowledge of Spansion, all of their customs brokers and freight forwarders, have maintained all records required to be maintained regarding the business of Spansion and its Subsidiaries as required under the Export Control and Import Restrictions other than as would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect.

3.20 Permits. Spansion and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of Spansion and its Subsidiaries taken as a whole as currently conducted (collectively, the “Spansion Permits”). The Spansion Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of Spansion, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of Spansion, threatened, seeking the suspension, revocation or cancellation of any Spansion Permits. No Spansion Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

3.21 Legal Proceedings and Orders.

(a) Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect, there are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against Spansion or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of Spansion, threatened against Spansion or any of its Subsidiaries, or any of their respective properties or assets.

(b) Orders. Neither Spansion nor any Subsidiary of Spansion is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Spansion, the Spansion Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.22 Insurance. Summaries of the material terms of all material fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Spansion or any of its Subsidiaries have been made available to Cypress upon request. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

3.23 No Ownership of Cypress Capital Stock. Neither Spansion nor any of its Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) is or has been during the past three (3) years an “interested stockholder” of Cypress as defined in Section 203 of the DGCL. Other than with respect to the Cypress Support Agreements, neither Spansion nor any of its Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) beneficially owns, directly or indirectly, or is the record holder of, and is not (and during the past three (3) years has not been) a party to any agreement (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Cypress Common Stock or any option, warrant or other right to acquire any shares of Cypress Common Stock.

3.24 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.23 of this Agreement, the Spansion Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and any of the other transactions contemplated thereby, including the Spansion Support Agreements, the restrictions on “business combinations” (as defined in

Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other applicable Legal Requirement (each, a “Takeover Statute”) is applicable to Spansion, the Merger or any of the other transactions contemplated by this Agreement or the Spansion Support Agreements.

3.25 Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Morgan Stanley and Jefferies LLC (“Jefferies”)) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Spansion or any of its Subsidiaries. Spansion has furnished to Cypress a complete and accurate copy of all agreements between Spansion, on the one hand, and either Morgan Stanley or Jefferies, on the other hand, pursuant to which either of such firms would be entitled to any such payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CYPRESS AND MERGER SUB

Except (i) as set forth in the disclosure letter that has been prepared by Cypress and delivered by Cypress to Spansion in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Cypress Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Cypress Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any Cypress SEC Reports filed with, or furnished to, the SEC and publicly available prior to the date hereof (other than in any “risk factors” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature and not statements of historical fact), Cypress and Merger Sub hereby represent and warrant to Spansion as follows:

4.1 Organization and Qualification. Each of Cypress and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite corporate power and authority necessary to enable each to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. Each of Cypress and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect.

4.2 Authority; Approvals and Enforceability.

(a) Each of Cypress and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the approval of the Cypress Stockholders as described below, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b) The execution and delivery of this Agreement by Cypress, and performance by Cypress with its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, and the Cypress Support Agreements, have been duly and validly approved by the Cypress board of directors (the “Cypress Board”). As of the date of this Agreement, the Cypress Board has unanimously determined that this Agreement and the Merger and other transactions contemplated hereby are advisable and in the best interests of the Cypress Stockholders and has unanimously resolved to recommend that the Cypress Stockholders approve the issuance of shares of Cypress Common Stock in the Merger (the “Cypress Voting Proposal”). Prior to making the foregoing determinations, the Cypress Board received an opinion of Qatalyst Partners LP (“Qatalyst Partners”) to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to Cypress, and as of the date hereof the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(c) Except for the approval of the Cypress Voting Proposal by the affirmative vote of the majority of shares present in person or represented by proxy at the Cypress Stockholder Meeting called to consider the Cypress Voting Proposal (the “Requisite Cypress Stockholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 3.23 of this Agreement, no other corporate proceedings on the part of Cypress are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Merger and other transactions contemplated hereby in accordance with the terms hereof.

(d) This Agreement has been duly and validly executed and delivered by each of Cypress and Merger Sub, and assuming due authorization, execution and delivery by Spansion, this Agreement constitutes a valid and binding obligation of each of Cypress and Merger Sub, enforceable against each of Cypress and Merger Sub in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

4.3 Required Filings and Consents.

(a) The execution and delivery by Cypress of this Agreement do not, and the performance by Cypress of its covenants and agreements under this Agreement and the consummation by Cypress of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite Cypress Stockholder Approval, conflict with or violate the Cypress Certificate of Incorporation or the Cypress Bylaws or any Cypress Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 4.3(b) conflict with or violate any Legal Requirements applicable to Cypress or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Cypress’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Cypress or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Cypress or any of its Subsidiaries is a party or by which Cypress or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Cypress or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect.

(b) The execution and delivery by Cypress of this Agreement do not, and the performance by Cypress of its covenants and agreements under this Agreement and the consummation by Cypress of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Legal Requirement, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (v) the filing of the Certificate of Merger or other documents as required by the DGCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect.

4.4 Certificate of Incorporation and Bylaws. Cypress has heretofore made available to Spansion a complete and accurate copy of the Cypress Certificate of Incorporation and Cypress Bylaws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Cypress Subsidiary Documents”). The Cypress Certificate of Incorporation, Cypress Bylaws and Cypress Subsidiary Documents, each as amended to date, are in full force and effect, and neither the Cypress Board nor, to the knowledge of Cypress, any Cypress Stockholder has taken any action to amend the Cypress Certificate of Incorporation or the Cypress Bylaws in any respect. Cypress has not taken any action in breach or violation of any of the provisions of the Cypress Certificate of Incorporation or the Cypress Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Cypress Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect.

4.5 Capitalization.

(a) The authorized capital stock of Cypress consists of 650,000,000 shares of Cypress Common Stock, and 5,000,000 shares of Cypress preferred stock, par value $0.01 per share (“Cypress Preferred Stock”). As of November 28, 2014, (i) 162,184,760 shares of Cypress Common Stock were issued and outstanding, (ii) no shares of Cypress Preferred Stock were issued and outstanding, (iii) 2,666,580 shares of Cypress Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to Cypress’s 1999 Stock Option Plan (the “Cypress 1999 Stock Plan”), (iv) 20,666,005 shares of Cypress Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to Cypress’s 2013 Stock Option Plan (the “Cypress 2013 Stock Plan”), (v) 1,228,634 shares of Cypress Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to Cypress’s 2012 Incentive Award Plan (the “Cypress 2012 Plan”), (vi) 3,095,260 shares of Cypress Common Stock were available for purchase pursuant to Cypress’s Employee Stock Purchase Plan (the “Cypress ESPP”), and (vii) 143,153,553 shares of Cypress Common Stock were issued and held in the treasury of Cypress. Since November 28, 2014, Cypress has not issued any securities (including derivative securities) except for shares of Cypress Common Stock issued upon exercise of stock options or other stock awards.

(b) Section 4.5(b) of the Cypress Disclosure Letter sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by Cypress that provides for the issuance of equity to any Person (the “Cypress Stock Plans”). Cypress has made available to Spansion complete and accurate copies of all Cypress Stock Plans and the forms of all award agreements evidencing outstanding Cypress Stock Awards, and all agreements under the Cypress Stock Plans that materially deviate from such forms of award agreement.

(c) Section 4.5(c) of the Cypress Disclosure Letter sets forth a complete and accurate list as of November 24, 2014 of all outstanding equity-based awards, whether payable in stock, cash or other property or any combination of the foregoing (the “Cypress Stock Awards”) granted under any Cypress Stock Plans or otherwise, indicating, with respect to each Cypress Stock Award then outstanding, the type of awards granted, the number of shares of Cypress Common Stock subject to such Cypress

Stock Award, the plan under which such Cypress Stock Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Cypress Stock Award will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. Cypress has issued certain Cypress Restricted Stock Units or Cypress Performance Stock Units that include terms or conditions that are dependent upon revenue targets, earnings per share, operating margin percentage performance, Cypress’s percentile rank of total shareholder return or other comparison-based shareholder returns (“Performance Awards”), and, such outstanding Performance Awards represent (i) 3,672,752 shares of Cypress Common Stock upon the achievement of the target performance criteria and (ii) 7,216,968 shares of Cypress Common Stock upon the achievement of the maximum performance criteria.

(d) Except as described in Section 4.5(a) or as otherwise expressly permitted by Section 5.2 of this Agreement, no capital stock of Cypress or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding. Except as described in Section 4.5(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 4.5(c) of the Cypress Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which Cypress or any of its Subsidiaries is a party, or by which Cypress or any of its Subsidiaries is bound, obligating Cypress or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Cypress or any of its Subsidiaries or obligating Cypress or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Cypress or any of its Subsidiaries is a party, or by which it or they are bound, obligating Cypress or any of its Subsidiaries with respect to any shares of capital stock of Cypress or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Cypress), of Cypress or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Cypress or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Other than the Cypress Registration Rights Agreement, there are no registration rights or other agreements, arrangements or understandings to which Cypress or any of its Subsidiaries is a party, or by which it or they are bound, obligating Cypress or any of its Subsidiaries with respect to any shares of Cypress Common Stock or shares of capital stock of any such Subsidiary.

(e) All outstanding shares of Cypress Common Stock are, and all shares of Cypress Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Cypress Certificate of Incorporation or the Cypress Bylaws or any agreement to which Cypress is a party or otherwise bound. None of the outstanding shares of Cypress Common Stock have been issued in violation of any United States federal or state securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of Cypress are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by Cypress or a Subsidiary of Cypress free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Cypress or any of its Subsidiaries.

(f) Cypress Common Stock constitutes the only class of equity securities of Cypress or its Subsidiaries registered or required to be registered under the Exchange Act.

4.6 Subsidiaries. A complete and accurate list of all of the Subsidiaries of Cypress, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Spansion or another Subsidiary or Affiliate of Cypress, is set forth in Section 4.6 of the Cypress Disclosure Letter. Cypress does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by Cypress and comprising less than one percent (1%) of the outstanding stock of such company. Each Subsidiary of Cypress is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect. Each Subsidiary of Cypress is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect.

4.7 SEC Reports. Cypress has filed and made available to Spansion (including via the SEC’s EDGAR system) all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Cypress with the SEC since January 2, 2011 (collectively, the “Cypress SEC Reports”). The Cypress SEC Reports, including all forms, reports and documents filed by Cypress with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Cypress SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Cypress with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Cypress SEC Reports or necessary in order to make the statements in such Cypress SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of Cypress is required to file any forms, reports, schedules, statements or other documents with the SEC. Cypress is eligible to incorporate by reference into the Registration Statement regarding Cypress pursuant to Part B of Form S-4.

4.8 Financial Statements and Internal Controls.

(a) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Cypress SEC Reports, including any Cypress SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Cypress and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b) The chief executive officer and chief financial officer of Cypress have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Cypress is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq Global Select Market.

(c) Cypress and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Cypress and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Cypress and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Cypress Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Cypress and its Subsidiaries.

(d) To the knowledge of Cypress, since December 29, 2013, neither Cypress nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Cypress and its Subsidiaries, (ii) any fraud, whether or not material, that involves Cypress’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Cypress and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither Cypress nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Cypress or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Cypress or any of its Subsidiaries in Cypress’s consolidated financial statements.

(f) Neither Cypress nor any of its Subsidiaries nor, to the knowledge of Cypress, any director, officer, auditor, accountant, consultant or representative of Cypress or any of its Subsidiaries has, since December 29, 2013, received written notice of any substantive complaint, allegation, assertion or claim that Cypress or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Cypress or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Cypress or any of its officers, directors, employees or agents to the current the Cypress Board or any committee thereof or to any current director or executive officer of Cypress.

(g) To the knowledge of Cypress, no employee of Cypress or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Cypress or any of its Subsidiaries. Neither Cypress nor any of its Subsidiaries nor, to the knowledge of Cypress, any director, officer, employee, contractor, subcontractor or agent of Cypress or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Cypress or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

4.9 Undisclosed Liabilities. Except as reflected in the Cypress Balance Sheet, neither Cypress nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Cypress Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Cypress Material Adverse Effect.

4.10 Subsequent Changes. Since the date of the Cypress Balance Sheet through the date hereof, Cypress has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any Cypress Material Adverse Effect or (ii) any action taken by Cypress or event that would have required the consent of Spansion pursuant to Sections 5.2 had such action or event occurred after the date of this Agreement.

4.11 Real Property. Cypress and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the Spansion Balance Sheet. All real properties reflected in the Cypress Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Cypress Balance Sheet and Liens for current Taxes not yet due and other Liens that do not materially impair the use of the property subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which Cypress or any of its Subsidiaries is a party (collectively, the “Cypress Real Property Leases”) are in full force and effect, except where the failure of such Cypress Real Property Leases to be in full force and effect would not be reasonably likely to result in a Cypress Material Adverse Effect. There is no default by Cypress or any of its Subsidiaries under any of the Cypress Real Property Leases, or, to the knowledge of Cypress, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a Cypress Material Adverse Effect.

4.12 Tangible Property. Cypress and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the Cypress Balance Sheet. All tangible properties and assets reflected in the Cypress Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Cypress Balance Sheet and Liens for current Taxes not yet due and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by Cypress or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and Cypress and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to Cypress and its Subsidiaries, taken as a whole, free and clear of all Liens, except for conditions or defects in title or other Liens that in the aggregate would not be reasonably likely to result in a Cypress Material Adverse Effect.

4.13 Intellectual Property.

(a) Section 4.13(a) of the Cypress Disclosure Letter contains a complete and accurate list of all Patents or other Intellectual Property Rights that are Registered Intellectual Property owned by or registered in the name of Cypress or any of its Subsidiaries (collectively the “Cypress Registered Intellectual Property”). All material Cypress Registered Intellectual Property is, to the knowledge of Cypress, subsisting and neither invalid nor unenforceable.

(b) All material Cypress Registered Intellectual Property Rights that are owned by Cypress or a Subsidiary of Cypress are owned by Cypress or one or more of its Subsidiaries free and clear of any material Liens (excluding any non-exclusive licenses entered into in the ordinary course of business). To the knowledge of Cypress, all material Cypress Intellectual Property Rights that are owned by Cypress or a Subsidiary of Cypress are, and immediately following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither Cypress nor any of its Subsidiaries has in the past 36 months transferred ownership of, or granted an exclusive license to, any third Person, of any Intellectual Property Rights that are or were material Cypress Intellectual Property Rights and that are or were owned by Cypress or a Subsidiary of Cypress.

(c) Neither Cypress nor its Subsidiaries has, in the conduct of the business of Cypress and its Subsidiaries as currently conducted, knowingly infringed upon, violated or used without authorization or license, any Intellectual Property Rights owned by any third Person, except as would not be material to or create material Liability for the business of Cypress and its Subsidiaries, taken as a whole. There is no pending or, to Cypress’s knowledge, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against Cypress or any of its Subsidiaries, alleging that any activities, products or conduct of Cypress’s or any of its Subsidiaries’ business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any Cypress Intellectual Property Rights. Cypress is not party to any settlements, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict Cypress’s or any of its Subsidiaries’ rights to use, license or transfer any material Cypress Intellectual Property Rights, or (ii) compel or require Cypress or any of its Subsidiaries to license or transfer any material Cypress Intellectual Property Rights.

(d) Except as set forth in Section 3.13(d) of the Cypress Disclosure Letter, there are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by Cypress or any of its Subsidiaries against any third party with respect to any Cypress Intellectual Property Rights, which remain unresolved as of the date hereof.

(e) Section 4.13(e) of the Cypress Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to Cypress or any of its Subsidiaries any Intellectual Property Right that is material to the business of Cypress or any Cypress Subsidiary (“Cypress In Licenses”) taken as a whole, other than Contracts with respect to commercial available Technology that is not included in any Cypress Product or necessary to the manufacture of any Cypress Product and are not otherwise material to the business of Cypress and its Subsidiaries, taken as a whole.

(f) Section 4.13(f) of the Cypress Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which Cypress or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material Cypress Intellectual Property Rights other than non-exclusive licenses granted in the ordinary course of business (“Cypress Out Licenses,” and together with the Cypress In Licenses, the “Cypress IP Licenses”).

(g) Neither Cypress nor any of its Subsidiaries, nor, to the knowledge of Cypress any other party to a Cypress IP License, is in material breach of any such Cypress IP License that is material to the business of Cypress and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause: (A) (i) the breach by Cypress or any of its Subsidiaries of any Cypress IP License, (ii) the forfeiture, termination, impairment or restriction of any right or license granted to Cypress or any of its Subsidiaries under a Cypress IP License, or (iii) Cypress or any of its

Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Cypress Intellectual Property Rights (including by release of any source code), except (with respect to clauses (i), (ii) and (iii)) as would not reasonably be expected to have a Cypress Material Adverse Effect, (B) as a result of any Contract to which Cypress or any of its Subsidiaries is a party, a third party to become licensed to, or otherwise have rights to, any material Intellectual Property Rights of Spansion or any of its Subsidiaries, or (C) cause any royalties fees or other payments to become payable by Cypress or any of its Subsidiaries to any third person as a result of the use of any material Intellectual Property Rights by Cypress or any of its Subsidiaries or cause any existing obligations to pay such royalties, fees or other payments to materially increase (other than due to increased sales of Cypress’s Products).

(h) To the knowledge of Cypress, Cypress and its Subsidiaries are in material compliance with all their respective obligations pursuant to any Public Software license agreements under which they license-in Technology that is included in any Cypress Product distributed by Cypress.

4.14 Material Contracts.

(a) For all purposes of and under this Agreement, a “Cypress Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Cypress and its Subsidiaries;

(ii) any employment-related Contract or plan, including any stock option, restricted stock unit, performance stock unit, stock appreciation right or stock purchase plan or agreement or material Contract, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events);

(iii) any Contract containing any covenant (A) limiting the right of Cypress or any of its Subsidiaries to engage in any line of business or to compete with any Person in any line of business, or (B) prohibiting Cypress or any of its Subsidiaries (or, after the Closing Date, Spansion) from engaging in business with any Person or levying a fine, charge or other payment for doing so;

(iv) any Contract (A) relating to the pending or future disposition or acquisition by Cypress or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which Cypress or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than Cypress’s Subsidiaries;

(v) any material manufacturing, assembly, testing, development or packaging Contract;

(vi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $12,500,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vii) any settlement Contract with ongoing obligations other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $2,500,000 in any individual case, or (C) settlement Contracts relating to Patent licenses entered into in the ordinary course of business, consistent with past practice;

(viii) any Contract that is collectively bargained by Cypress;

(ix) any Contract for the sale of Cypress Products with any customer who, in the year ended December 31, 2013 or the ten months ended October 31, 2014, was one of the 10 largest sources of revenues for Cypress and its Subsidiaries, based on amounts paid or payable;

(x) other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by Cypress or any of its Subsidiaries in any twelve (12) month period of $7,500,000 or more in any individual case that is not terminable by Cypress or its Subsidiaries upon notice of ninety (90) days or less without material liability to Cypress or its Subsidiaries and is not disclosed pursuant to clauses (i) through (ix) above, inclusive; and

(xi) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Cypress Material Adverse Effect and is not disclosed pursuant to clauses (i) through (x) above, inclusive.

(b) Section 4.14(b) of the Cypress Disclosure Letter contains a complete and accurate list of all Cypress Material Contracts as of the date hereof, to or by which Cypress or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 4.14(a) that describes such Cypress Material Contract.

(c) Each Cypress Material Contract is valid and binding on Cypress (and/or each such Subsidiary of Cypress party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Cypress nor any of its Subsidiaries party thereto, nor, to the knowledge of Cypress, any other party thereto, is in breach of, or default under, any such Cypress Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Cypress or any of its Subsidiaries, or, to the knowledge of Cypress, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect.

4.15 Tax Matters.

(a) Cypress and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects.

(b) Cypress and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

(c) The U.S. consolidated federal income Tax Returns of Cypress have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 31, 2009.

(d) There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to Cypress or any of its Subsidiaries.

(e) There are no Liens for Taxes on any of the assets of Cypress or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP.

(f) None of Cypress or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Legal Requirement).

(g) Cypress and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order with respect to Cypress and each of its Subsidiaries.

(h) None of Cypress or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

4.16 Employee Benefit Matters.

(a) Cypress has made available the complete and accurate material documents for each Cypress Employee Plan. Neither Cypress nor any ERISA Affiliate of Cypress has notified employees of any plan or made any commitment to establish any new Cypress Employee Plan, to modify any Cypress Employee Plan (except to the extent required by law or to conform any such Cypress Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Spansion in writing, or as required by this Agreement), or to adopt or enter into any Cypress Employee Plan.

(b) With respect to each Cypress Employee Plan, Cypress has made available to Spansion complete and accurate copies of (i) such Cypress Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the three most recent annual reports (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all personnel, payroll and employment manuals and policies, (vii) the most recent annual and periodic financial statements and other annual accounting of assets for each Cypress Employee Plan that is funded, (viii) all communications material to any employees within the past two (2) years relating to any Cypress Employee Plan and any proposed Cypress Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Cypress, (ix) all material correspondence to or from any governmental agency relating to any Cypress Employee Plan within the past two (2) years, (ix) the three (3) most recent plan years’ discrimination tests for each Cypress Employee Plan, (x) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Cypress Employee Plan, and (xi) the most recent annual actuarial valuations, if any, for each Cypress Employee Plan.

(c) Each Cypress Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and each of Cypress, Cypress’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Cypress Employee Plan and have timely made (or timely will make) all required contributions thereto.

(d) Section 4.16(d) of the Cypress Disclosure Letter contains a complete and accurate list of each Cypress Employee Benefit Plan that has assets which include securities issued by Cypress, any of Cypress’s Subsidiaries or any of their respective ERISA Affiliates. Each of Cypress, Cypress’s Subsidiaries and their respective ERISA Affiliates have complied in all respects with the Sarbanes-Oxley Act in respect of each such Cypress Employee Plan, and has timely filed any and all filings required under applicable Legal Requirements in respect of each such Cypress Employee Plan.

(e) All Cypress Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Cypress Qualified Plan”), have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Cypress Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or Cypress has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Cypress Qualified Plan. No such determination, opinion or advisory letter has been revoked and, to the knowledge of Cypress, revocation has not been threatened, and no such Cypress Employee Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Cypress Qualified Plan that resulted or may reasonably be expected to result in material liability to Cypress. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Cypress Employee Plan.

(f) Neither Cypress, any of Cypress’s Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have future liability with respect to (i) Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Cypress Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(g) To the extent permitted by applicable Legal Requirement, each Cypress Employee Plan (other than Cypress Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by Cypress and any of Cypress’s Subsidiaries party thereto or covered thereby at any time without material liability to Cypress or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs. No such Cypress Employee Plan has been amended in contravention of the terms of such plan or any legal obligation owed to any participant in such plan.

(h) Other than as required under Section 4980B of the Code or equivalent state law and Section 601 et seq. of ERISA or equivalent state law, none of the Cypress Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under Cypress’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(i) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of Cypress, threatened or to the knowledge of Cypress, reasonably anticipated, with respect to any Cypress Employee Plan or the assets of any Cypress Employee Benefit Plan, other than claims for benefits in the ordinary course. No Cypress Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(j) To the knowledge of Cypress, each individual who has received compensation for the performance of services on behalf of Cypress, any of Cypress’s Subsidiaries or any of their respective ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Legal Requirement.

(k) To the knowledge, Cypress, each Cypress Employee Plan maintained or covering employees outside the United States (the “Cypress Non-U.S. Employee Plans”), and the books and records thereof, is in material compliance with all applicable Legal Requirements of each applicable jurisdiction. No such Cypress Non-U.S. Employee Plan has unfunded liabilities in excess of two-million dollars ($2,000,000), that as of the Effective Time, will not be offset by insurance or fully accrued and, except as required by a Legal Requirement, no condition exists that would prevent Cypress or Spansion from terminating or amending any such Cypress Employee Plan at any time for any reason without liability to Cypress or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits). Section 4.16(k) of the Cypress Disclosure Letter contains a complete and accurate list of each country in which Cypress or any of its Subsidiaries or Affiliates has operations as of the Cypress Balance Sheet Date and the approximate number of employees in each such country as of the Cypress Balance Sheet Date.

(l) Section 4.16(l) of the Cypress Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of Cypress or any of its Subsidiaries, other than customary offer letters and other similar employment agreements entered into in the ordinary course of business or which are terminable at the election of Cypress and under which the aggregate remaining obligations of Cypress would not exceed ten-thousand dollars ($10,000); and (ii) all operative severance agreements, programs and policies of Cypress or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.

(m) All contributions required to be made with respect to any Cypress Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on the Cypress Balance Sheet.

(n) The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Cypress or any Subsidiary of Cypress to severance pay, or any other payment from Cypress or any of its Subsidiaries, or pursuant to any Cypress Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. No payment or benefit which will or may be made by Cypress or its ERISA Affiliates with respect to any current or former employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Cypress or any of its ERISA Affiliates is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes paid pursuant to Section 4999 of the Code.

(o) Section 4.16(o) of the Cypress Disclosure Letter contains a complete and accurate list of each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by Cypress and each of its ERISA Affiliates. Each such nonqualified deferred compensation plan has been documented and operated in material compliance with Section 409A of the Code.

(p) No stock option, stock appreciation right or service provider warrant of Cypress (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option, right or warrant was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

(q) There is no Contract to which Cypress or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of Cypress or any of its Subsidiaries, which, individually or collectively, reasonably could be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

4.17 Labor Matters.

(a) Cypress and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Cypress and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have a Cypress Material Adverse Effect.

(b) To the knowledge of Cypress: (i) there are no current labor union organizing activities with respect to any employees of Cypress and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of Cypress and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting Cypress or any of its Subsidiaries.

(c) Cypress and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the WARN Act, and any similar foreign, state or local law relating to plant closings and layoffs. Neither Cypress nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law. Section 4.17(c) of the Cypress Disclosure Letter contains a complete and accurate list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of Cypress or any of its Subsidiaries during the 90-day period prior to the date of this Agreement. Section 4.17(c) of the Cypress Disclosure Letter shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

(d) No employee of Cypress or any of its Subsidiaries (i) to the knowledge of Cypress is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Cypress or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Cypress or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to Cypress or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Cypress or any of its Subsidiaries.

(e) Section 4.17(e) of the Cypress Disclosure Letter contains a complete and accurate list of all Legal Requirements, if any, to inform, consult or negotiate with any works counsels or labor unions, labor organizations or trade unions as a result of the negotiation or execution of this Agreement, the performance by Cypress of its obligations hereunder or the consummation of the transactions contemplated hereby, either alone or in connection with additional or subsequent events.

4.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by Cypress or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by Cypress or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by Cypress or any of its Subsidiaries or as a consequence of the acts of Cypress, its Subsidiaries or their agents.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect, Cypress and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect, the Hazardous Materials Activities of Cypress and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect, Cypress and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Cypress, threatened, concerning or relating to any

Environmental Permit or any Hazardous Materials Activity of Cypress or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect.

(e) Neither Cypress nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a Cypress Material Adverse Effect. Except as would not reasonably be expected to have a Cypress Material Adverse Effect, neither Cypress nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Cypress or any of its Subsidiaries.

(f) Cypress and the Subsidiaries have delivered to Spansion or made available for inspection by Spansion and its agents, representatives and employees all material environmental site assessments and environmental audits in Cypress’s possession or control. Cypress and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

4.19 Compliance with Laws.

(a) Generally. Cypress and its Subsidiaries are in compliance with, and are not in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to Cypress or any of its Subsidiaries or by which any of their respective properties is bound, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect.

(b) Foreign Corrupt Practices Act. Neither Cypress nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in violation of the Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect. Neither Cypress, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. Cypress has established internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation to Spansion.

(c) Export Control Laws.

(i) Cypress and each of its Subsidiaries have complied with all applicable Export Controls, including EAR, OFAC, and ITAR and any applicable anti-boycott compliance regulations except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect. Neither Cypress nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Legal Requirements of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. Cypress and its Subsidiaries are in compliance with all applicable Import Restrictions, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(ii) Neither Cypress nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for any violation of Export Control and Import Restrictions other than as would not reasonably be expected to have, individually or in the aggregate, a Spansion Material Adverse Effect.

(iii) Cypress and its Subsidiaries, including, to the knowledge of Cypress, all of their customs brokers and freight forwarders, have maintained all records required to be maintained regarding the business of Cypress and its Subsidiaries as required under the Export Control and Import Restrictions other than as would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect.

4.20 Permits. Cypress and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of Cypress and its Subsidiaries taken as a whole as currently conducted (collectively, the “Cypress Permits”). The Cypress Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of Cypress, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of Cypress, threatened, seeking the suspension, revocation or cancellation of any Cypress Permits. No Cypress Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

4.21 Legal Proceedings and Orders.

(a) Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Cypress Material Adverse Effect, there are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against Cypress or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of Cypress, threatened against Cypress or any of its Subsidiaries, or any of their respective properties or assets.

(b) Orders. Neither Cypress nor any Subsidiary of Cypress is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Cypress, the Cypress Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.22 Insurance. Summaries of the material terms of all material fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Cypress or any of its Subsidiaries have been made available to Spansion upon request. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

4.23 No Ownership of Spansion Capital Stock. Neither Cypress not any of its Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) is or has been during the past three (3) years an “interested stockholder” of Spansion as defined in Section 203 of the DGCL. Other than with respect to the Spansion Support Agreements, neither Cypress nor any of its Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) beneficially owns, directly or indirectly, or is the record holder of, and is not (and during the past three (3) years has not been) a party to any agreement (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Spansion Common Stock or any option, warrant or other right to acquire any shares of Spansion Common Stock.

4.24 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 3.23 of this Agreement, the Cypress Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and any of the other transactions contemplated thereby, including the Cypress Support Agreements, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no Takeover Statute is applicable to Cypress, the Merger or any of the other transactions contemplated by this Agreement or the Cypress Support Agreements.

4.25 Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Qatalyst Partners is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Cypress or any of its Subsidiaries. Cypress has furnished to Spansion a complete and accurate copy of all agreements between Cypress and Qatalyst Partners pursuant to which such firm would be entitled to any such payment.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Affirmative Obligations. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by Legal Requirements, (iii) as set forth in Section 5.1 of the Spansion Disclosure Letter or the Cypress Disclosure Letter, as the case may be, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, each of Spansion and Cypress shall, and each of them shall cause their respective Subsidiaries, to:

(a) use commercially reasonable efforts to carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements;

(b) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes;

(c) pay all of its material debts when due and perform all of its material obligations when such obligations are required to be performed, in each case subject to good faith disputes over such debts or obligations;

(d) use its commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact their respective present businesses, (B) keep available the services of their respective present officers and employees and (C) preserve their respective relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings; and

(e) use its reasonable best efforts to enforce its rights under all confidentiality, non-disclosure, standstill and other similar agreements if and to the extent of any breach or violation thereof.

5.2 Negative Obligations. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as may be required by Legal Requirements, (iii) as set forth in Section 5.2 of the Spansion Disclosure Letter or the Cypress Disclosure Letter, as the case may be, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, neither Spansion nor Cypress shall, nor shall either of them cause or permit any of their respective Subsidiaries to, do any of the following:

(a) propose to adopt any amendments to or amend their respective certificates of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based commitments, subscriptions, rights to purchase or otherwise) any of their respective securities or any securities of any of their respective Subsidiaries, except for (i) the issuance and sale of shares of common stock pursuant to the exercise or settlement of stock options, restricted stock units or performance stock units outstanding prior to the date hereof, (ii) grants of purchase rights under an employee stock purchase or other similar plan (“ESPP”) provided that the aggregate number of shares of common stock subject to such ESPP issuances shall not exceed 200,000 in the case of Spansion, or 800,000 in the case of Cypress, (iii) grants to newly hired employees of stock options or other equity awards to purchase or receive common stock granted in the ordinary course of business consistent with past practice (including terms, form of grant, and conditions for vesting), provided that (A) in the case of stock options, such stock options have a per share exercise price that is no less than the then-current market price of a share of common stock, (B) in the case of stock options and other equity awards, such stock options and other equity awards are not and will not be subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the Merger, termination of services following the Closing Date, or any other transactions contemplated by this Agreement or combination of the foregoing, and for the avoidance of doubt, such stock options and other equity awards are not and will not be subject to any accelerated vesting set forth in any severance, change of control or similar arrangement (provided, however, that notwithstanding the foregoing the existing double-trigger acceleration arrangements in the Change of Control and Severance Agreements disclosed in the Spansion Disclosure Letter shall be given effect per their terms with respect to such stock options and other equity awards by Spansion), (C) the aggregate number of shares of common stock subject to such additional stock options or other equity awards does not exceed 90,000 in the case of Spansion (provided that grants to newly hired employees in 2014 shall not exceed an aggregate of 20,000 shares and grants to newly hired employees in 2015 shall not exceed an aggregate of 70,000 shares), or an aggregate of 800,000 in the case of Cypress, and (D) the aggregate number of shares of common stock subject to stock options or other equity awards granted to any individual newly hired employee does not exceed the current stock or other equity award grant guidelines previously made available to the other party hereto and (iv) grants to existing employees of stock options or other equity awards to purchase or receive common stock granted in the ordinary course of business consistent with past practice (including terms, form of grant and conditions for vesting), provided that (A) in the case of stock options, such stock options have a per share exercise price that is no less than the then-current market price of a share of common stock, (B) in the case of stock options and other equity awards, such stock options and other equity awards are not and will not be subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the Merger, termination of services following the Closing Date, or any other transactions contemplated by this Agreement or combination of the foregoing, and for the avoidance of doubt, such stock options and other equity awards are not and will not be subject to any accelerated vesting set forth in any severance, change of control or similar arrangement (provided, however, that notwithstanding the foregoing the existing double-trigger acceleration arrangements in the Change of Control and Severance Agreements disclosed in the Spansion Disclosure Letter shall be given effect per their terms with respect to such stock options and other equity awards by Spansion), (C) the aggregate number of shares of common stock subject to such additional stock options or other equity awards does not exceed 930,000 in the case of Spansion (plus 175,000 shares for each additional full month after June 30, 2015 that the Merger does not close) (provided, that “catch-up” grants to existing employees who are sales and regional vice presidents (“Sales/VP Personnel”) shall not exceed 10,000 shares in aggregate (“Initial Catch-Up Grants”) and grants to existing employees (other than the Initial Catch-Up Grants) shall not exceed 920,000 shares in aggregate), or 2,000,000 in aggregate in the case of Cypress (plus 525,000 shares for each additional full month after June 30, 2015 that the Merger does not close), (D) the aggregate number of shares of common stock subject to stock options or other equity awards granted to any individual does not exceed the current stock or other equity award grant guidelines previously made available to the other party hereto (and, in any case, 10,000 in the case of Spansion and 200,000 in the case of Cypress) and (E) no refresh grants shall be made to the CEO or CFO of Spansion unless the closing of the Merger occurs after June 30, 2015 and no stock options or other equity awards shall be granted to any employee who is a party to any individual severance, change of control or similar arrangement (such employee, a “Severance Employee”) without the mutual prior written consent of Cypress and Spansion;

(c) acquire or redeem, directly or indirectly, or amend any of their respective securities or any securities of any of their respective Subsidiaries; provided, however, that nothing in this paragraph (c) shall prohibit Spansion or Cypress from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;

(d) other than cash dividends made either (i) in the ordinary course of business and consistent with past practice, or (ii) by any of their respective direct or indirect wholly owned Subsidiaries to themselves or one of their respective Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit Spansion or Cypress from dissolving and/or merging into any of their respective Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of themselves or any of their respective Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph (e) shall prohibit Spansion or Cypress from dissolving and/or merging into any of their respective Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;

(f) (i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) letters of credit or bank guarantees issued in the ordinary course of business consistent with past practice, (B) short-term debt or revolving credit facility debt incurred to fund operations of the business or for cash management purposes, in each case in the ordinary course of business consistent with past practice, (C) loans or advances to direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practices, and (D) with respect only to existing indebtedness having a maturity date occurring after the date of this Agreement but prior to the Effective Time, to refinance, extend or renew the maturity of any existing indebtedness in an amount not to exceed such existing indebtedness, provided, that such refinancing or extension is at prevailing market interest rates and otherwise on terms not materially less favorable in the aggregate than the existing indebtedness being so refinanced, renewed or extended, (ii) other than in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of any of their respective direct or indirect wholly owned Subsidiaries, (iii) make any material loans, advances or capital contributions to or investments in any other Person or (iv) mortgage or pledge any of their or their respective Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

(g) except as may be required to satisfy contractual obligations existing on the date hereof, and except as required to fulfill any other obligations under this Section 5.2, (i) enter into, adopt, amend (including to provide for the acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any consultant, director, officer or employee in any manner or increase in any material manner the compensation or fringe benefits of any consultant, director, officer or employee, other than retention or transaction bonuses payable in connection with the Closing in an amount not to exceed three million dollars ($3,000,000) in the aggregate, or (ii) pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof, other than retention or transaction bonuses payable in connection with the Closing in an amount not to exceed three million dollars ($3,000,000) in the aggregate; provided, however, that this Section 5.2(g) shall not prevent either Cypress or Spansion or any of their respective Subsidiaries (A) from entering into employment agreements, offer letters or retention agreements with employees (other than executive officers or Severance Employees) in the ordinary course of business consistent with past practices, or (B) from increasing annual compensation of employees (other than executive officers or Severance Employees) and/or from providing for or amending bonus arrangements for employees (other than executive officers or Severance Employees) in the ordinary course of compensation reviews (to the extent that such compensation increases and new or amended bonus arrangements are consistent with past practice and do not result in a material increase in the aggregate in benefits or compensation expense);

(h) forgive any loans to any of their respective employees, officers or directors or any employees, officers or directors of any of their respective Subsidiaries or Affiliates;

(i) make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits under any of their Employee Benefit Plans or any Employee Benefit Plans of any of their respective Subsidiaries, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the date hereof or as required by applicable Legal Requirements;

(j) enter into, amend, or extend any collective bargaining agreement;

(k) acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts, (ii) transactions in the ordinary course of business consistent with past practice and not in excess of $5,000,000 individually, or $40,000,000 in the aggregate (i.e., $30,000,000 initial amount for capital expenditures per clause (s) below and $10,000,000 for maintenance capital); (iii) the sale of Spansion Products or Cypress Products, as the case may be, or services, in the ordinary course of business consistent with past practice;

(l) except as may be required to remain in compliance with GAAP, make any change in any of the accounting principles or practices used by either of them;

(m) make or change any material Tax election, adopt or change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(n) enter into any Contract that would be a Spansion Material Contract or a Cypress Material Contract, as the case may be, or amend in any material respect any Spansion Material Contract or Cypress Material Contract, as the case may be, or grant any release or relinquishment of any material rights under any Spansion Material Contract or Cypress Material Contract, as the case may be;

(o) enter into any lease or sublease of real property, or modify, amend or exercise any right to renew any lease or sublease of real property, in either case with a term or extending a term in excess of one (1) year;

(p) grant any exclusive rights with respect to any of their respective Intellectual Property Rights that are material to their respective businesses or the Intellectual Property Rights of any of their respective Subsidiaries that are material to their Subsidiaries’ respective businesses or divest any of their respective Intellectual Property Rights that are material to their respective businesses or the Intellectual Property Rights of any of their respective Subsidiaries that are material to their respective businesses;

(q) modify the standard warranty terms for Spansion Products or Cypress Products, as the case may be, or services or materially amend or modify any product or service warranty;

(r) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(s) authorize, incur or commit to incur any new capital expenditure(s) that in the aggregate exceed $30,000,000 (plus $5,000,000 for each full month after June 30, 2015 until the Closing); provided, however, that the foregoing shall not limit any maintenance capital expenditures or capital expenditures required pursuant to existing Contracts;

(t) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities (i) reflected or reserved against in full in the balance sheet included in the Spansion Balance Sheet or the Cypress Balance Sheet, as the case may be, (ii) covered by existing insurance policies, (iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice, or (iv) in an amount not in excess of $4,000,000;

(u) except as required by GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(v) convene any special meeting of their stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of its stockholders at its respective Stockholder Meeting other than this Agreement and the Merger;

(w) waive (either explicitly or implicitly by non-action or otherwise) any of its rights under any confidentiality, non-disclosure, standstill, employee non-solicitation and other similar agreements to which it is a party; or

(x) enter into a Contract to do any of the foregoing or knowingly take any action that is reasonably likely to result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, or knowingly take any action that would make any of their respective representations or warranties set forth in this Agreement untrue or incorrect in any material respect, or that would materially impair their ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation.

ARTICLE VI

NON-SOLICITATION OF ACQUISITION TRANSACTIONS

6.1 Termination of Existing Discussions. Promptly following the execution and delivery of this Agreement, each of Spansion and Cypress shall immediately cease and cause to be terminated, and shall instruct, direct and cause their respective directors, officers, employees, Subsidiaries, controlled Affiliates, investment bankers, attorneys and other advisors or representatives (collectively, “Representatives”) to immediately cease and cause to be terminated, any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction relating to Spansion and Cypress, respectively, and each of Spansion and Cypress shall promptly request that all confidential information with respect thereto that has been delivered, provided or furnished by or on behalf of Spansion or Cypress, as the case may be, within the two-year period prior to the date hereof (whether or not pursuant to a binding confidentiality, non-disclosure or other similar agreement) in connection with any consideration, discussions or negotiations regarding a potential Acquisition Proposal or Acquisition Transaction be returned or destroyed.

6.2 No Solicitation or Facilitation of Acquisition Proposals. Subject to Section 6.3, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, neither Spansion nor Cypress shall, nor shall either of them authorize or permit any of their respective Representatives to, directly or indirectly:

(a) solicit, initiate, or knowingly encourage or facilitate, the making, submission or announcement of an Acquisition Proposal relating to Spansion or Cypress, respectively;

(b) furnish to any Person (other than the other party hereto or any designees of such other party) any non-public information relating to Spansion or Cypress, respectively, or any of their respective Subsidiaries, or afford access to their business, properties, assets, books or records, or the business, properties, assets, books or records of any of their respective Subsidiaries, to any Person (other than to the other party hereto or any designees of such other party), in either case in a manner intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to Spansion or Cypress, respectively, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to Spansion or Cypress, respectively;

(c) participate or engage in discussions or negotiations with any Person (other than the other party hereto and its Representatives) with respect to an Acquisition Proposal relating to Spansion or Cypress, respectively;

(d) approve, endorse or recommend an Acquisition Proposal relating to Spansion or Cypress, respectively;

(e) enter into any letter of intent, memorandum of understanding or other Contract contemplating an Acquisition Transaction relating to Spansion or Cypress, respectively;

(f) terminate, amend or waive any rights under any “standstill” or other similar Contract between it or any of its Subsidiaries and any Person (other than the other party hereto);

(g) waive the applicability of Section 203 of the DGCL, or any portion thereof, to any Person (other than the other party hereto or in connection with the Spansion Support Agreements or the Cypress Support Agreements); or

(h) propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal relating to Spansion or Cypress, respectively.

6.3 Permitted Discussions and Information Sharing. Notwithstanding the terms of Section 6.2 or anything else to the contrary set forth in this Agreement, at any time prior to the receipt of the Requisite Spansion Stockholder Approval in the case of Spansion, or receipt of the Requisite Cypress Stockholder Approval in the case of Cypress, each of Spansion or Cypress may, directly or indirectly through their respective Representatives:

(a) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in respect of such party in writing that such party’s board of directors (or an authorized committee thereof established solely to address a conflict of interest with such Person and/or such Acquisition Proposal) determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal in respect of such party; and/or

(b) furnish any non-public information relating to such party or any of its Subsidiaries to any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal for such party in writing that such party’s board of directors (or an authorized committee thereof established solely to address a conflict of interest with such Person and/or such Acquisition Proposal) determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal in respect of such party;

provided that, in the case of any action proposed to be taken pursuant to the foregoing clauses (a) or (b), all of the following conditions are satisfied (and continue to be satisfied at all times during the period in which any such actions are proposed to be ongoing and continuing):

(i) such Acquisition Proposal did not result from or arise out of a material breach of any provisions of Section 6.1 or Section 6.2 (as modified by this Section 6.3), and the Person from whom such party received such Acquisition Proposal has not made any other Acquisition Proposals (either alone or together with one or more other Persons) that resulted from or arose out of a material breach of any provisions of Section 6.1 or Section 6.2 (as modified by this Section 6.3);

(ii) the party proposing to take such action has not materially breached any of the provisions of Section 6.1 or Section 6.2 (as modified by this Section 6.3) in respect to such Acquisition Proposal (and any other Acquisition Proposals made by the same Person, whether alone or together with one or more other Persons);

(iii) the board of directors of the party proposing to take such action (or an authorized committee thereof established solely to address a conflict of interest with the Person making such Acquisition Proposal and/or the Acquisition Proposal itself) determines in good faith (after consultation with outside legal counsel) that that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law;

(iv) at least twenty-four (24) hours prior to initially engaging or participating in any such discussions or negotiations with, or initially furnishing any non-public information to, such Person, the party proposing to take such action gives the other party hereto written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the party proposing to take such action shall give the other party hereto a copy of such Acquisition Proposal and all written materials received from the Person making such Acquisition Proposal relating thereto (including commitment letters and other financing related documents supporting such proposal but excluding any incidental communications that are not material to such Acquisition Proposal)) and of such party’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person pursuant to this Section 6.3;

(v) prior to initially engaging or participating in any such discussions or negotiations with, or initially furnishing any non-public information to, such Person, the party proposing to take such action enters into a written confidentiality agreement, each of the terms of which are no less favorable to such party than those contained in the Confidentiality Agreement; and

(vi) within twelve (12) hours of furnishing any non-public information to such Person, the party hereto proposing to take such action furnishes such non-public information to the other party hereto (to the extent such information has not been previously furnished to such other party).

6.4 Responsibility for Actions of Representatives. Without limiting the generality of the foregoing, each of Spansion and Cypress acknowledge and hereby agree that any breach or violation of the restrictions set forth in Section 6.1 and Section 6.2 by any Representative retained by either of them (or any Representative of any such Representatives) shall be deemed to be a breach of Section 6.1 and Section 6.2, as applicable, by such party.

6.5 Notification Requirements.

(a) In addition to the obligations set forth in Section 6.3, each of Spansion and Cypress shall promptly, and in all cases within twenty four (24) hours of receipt by any of its Representatives, advise the other party hereto in writing of (i) any Acquisition Proposal it receives (either directly or through any of its Representatives), (ii) any request for information it receives (either directly or through any of its Representatives) that would reasonably be expected to lead to an Acquisition Proposal or an Acquisition Transaction, or (iii) any inquiry it receives with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal or Acquisition Transaction (but, for the avoidance of doubt, not including any subsequent incidental communication that is not material), the material terms and conditions of such Acquisition Proposal, Acquisition Transaction, request or inquiry (including copies of all written materials comprising or relating thereto received from the Person making such Acquisition Proposal, request or inquiry), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(b) In addition to the obligations set forth in Section 6.5(a), each of Spansion and Cypress shall keep the other party hereto reasonably informed on a prompt basis of the status of any discussions and negotiations with respect to any Acquisition Proposal or Acquisition Transaction and the material terms and conditions thereof (including all amendments or proposed amendments), request or inquiry either of them receives (either directly or through any of its Representatives). In addition to the foregoing, each of Spansion and Cypress shall provide the other party hereto with prompt (and in any event at least forty-eight (48) hours (or such lesser notice provided to the board of directors generally)) notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction it has received (either directly or through any of its Representatives), and shall inform the other party as promptly as practicable of any material change in the price, structure, form of consideration or other material terms and conditions of the Acquisition Proposal or Acquisition Transaction.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Efforts to Complete Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Cypress, Merger Sub and Spansion shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement, including using its reasonable best efforts to:

(i) cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled;

(ii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which Cypress or Spansion or any of their respective Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the benefits under such Contracts following the consummation of the Merger and other transactions contemplated by this Agreement;

(iii) obtain all necessary consents, approvals, waivers, Orders and other authorizations from Governmental Authorities, seek the expiration or termination of any applicable waiting periods under applicable Legal Requirements, and make all necessary registrations, declarations and filings with Governmental Authorities, that are reasonably necessary, proper or advisable to consummate and make effective the Merger and other transactions contemplated by this Agreement;

(iv) contest and resist any action or proceeding and defend any lawsuits or other legal proceedings, whether judicial, administrative or otherwise, challenging this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement, including seeking to have vacated or otherwise lifted or removed (including by pursuing all avenues of administrative and judicial appeal) any Order that has been issued or granted which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger or any other transactions contemplated by this Agreement; and

(v) execute or deliver any additional instruments reasonably necessary to consummate the Merger and all other transactions contemplated by, and to fully carry out the purposes of, this Agreement.

7.2 Regulatory Filings and Clearances.

(a) Without limiting the generality of the provisions of Section 7.1(a) and to the extent required by applicable Legal Requirements, as soon as practicable (but in any event no more than thirty (30) days) following the execution and delivery of this Agreement, each of Cypress and Spansion shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement, the Merger and the other transactions contemplated hereby as required by the HSR Act, and each of Cypress and/or Spansion shall file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority of any Agreed Jurisdiction that may be required by the merger notification or control laws and regulations (“Antitrust Laws”) of such Agreed Jurisdictions. Each of Cypress and Spansion shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that Cypress and Spansion reasonably deem necessary and/or appropriate.

(b) Each of Cypress and Spansion shall (i) promptly inform the other party hereto of any communication from any Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement, (ii) if practicable, permit the other party hereto an opportunity to review in advance all the information relating to Cypress and its Subsidiaries or Spansion and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, and incorporate the other party’s reasonable comments thereto, (iii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement, the Merger or any other transactions contemplated hereby unless such party consults with the other party hereto in advance, and, to the extent permitted by such Governmental Authority, gives the other party hereto an opportunity to attend or participate in such meeting or discussion, and (iv) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement, the Merger and all other transactions contemplated by this Agreement; provided, however, that (i) any materials concerning valuation of the transaction or internal financial information may be redacted, and (ii) each of Cypress and Spansion may, as each deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2 as “counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless prior consent is obtained in advance from the source of the materials or its legal counsel.

(c) If either Cypress or Spansion or either of their respective Affiliates receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(d) In furtherance and not in limitation of the covenants of the parties contained in Section 7.1 and Section 7.2, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transactions contemplated by this Agreement as violative of any Legal Requirement or Order, or if any Legal Requirement or Order is enacted, entered, promulgated or enforced by a Governmental Entity which would make illegal, or would otherwise prohibit or materially impair or delay, the Merger or any other transactions contemplated by this Agreement, each of Cypress and Spansion shall cooperate in all respects with each other and use its respective reasonable best efforts to contest such action or proceeding and have vacated or otherwise lifted any such Legal Requirement or Order, including by effecting or committing to, by consent decree, hold separate orders, or otherwise, (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Cypress and Spansion or their respective Subsidiaries, and (ii) the imposition of any limitation or regulation on the ability of Cypress and Spansion or their respective Subsidiaries to freely conduct their business or own such assets.

7.3 Registration Statement and Joint Proxy Statement/Prospectus.

(a) As promptly as practicable (but in any event no more than forty-five (45)] days) after the execution and delivery of this Agreement, Cypress and Spansion shall prepare, and Cypress shall file with the SEC, a Registration Statement on Form S-4 in connection with the issuance of shares of Cypress Common Stock in the Merger (as may be amended or supplemented from time to time, the “Registration Statement”). The Registration Statement shall include (i) a prospectus for the issuance of shares of Cypress Common Stock in the Merger, (ii) a proxy statement of Cypress for use in connection with the solicitation of proxies for the Cypress Voting Proposal to be considered at the Cypress Stockholder Meeting, and (iii) a proxy statement of Spansion for use in connection with the solicitation of proxies for the Spansion Voting Proposal to be considered at the Spansion Stockholder Meeting (as may be amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”). Each of Cypress and Spansion shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of Spansion and Cypress shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective Representatives in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, and any amendment or supplement thereto, and each of Cypress and Spansion shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Registration Statement is declared effective by the SEC, Cypress and Spansion shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders.

(b) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Registration Statement or the Joint Proxy Statement/Prospectus shall be made without the approval of Cypress and Spansion, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that Cypress, in connection with a Cypress Board Recommendation Change, and Spansion, in connection with a Spansion Board Recommendation Change, may amend or supplement the Joint Proxy Statement/Prospectus or the Registration Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 7.3(b) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors’ deliberations and conclusions be accurately described therein.

(c) The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of each of the Merger Stockholder Meetings, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, the information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and

Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Without limiting the generality of the foregoing, prior to the Effective Time (i) Spansion and Cypress shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, Joint Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC, disseminated to the stockholders of Spansion and/or Cypress. Spansion and Cypress shall each notify the other as promptly as practicable after the receipt by such party of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Joint Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings.

(e) Spansion and Cypress shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. In addition, Cypress shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Cypress Common Stock in the Merger.

7.4 Stockholder Meetings and Board Recommendations.

(a) Each of Spansion and Cypress, acting through its board of directors, shall take all actions in accordance with applicable Legal Requirements, applicable rules of the Nasdaq Global Select Market and the NYSE, the Spansion Certificate of Incorporation and the Spansion Bylaws in the case of Spansion, and the Cypress Certificate of Incorporation and the Cypress Bylaws in the case of Cypress, to duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, a meeting of its stockholders (including any postponement or adjournment thereof, the “Spansion Stockholder Meeting” in the case of Spansion, and the “Cypress Stockholder Meeting” in the case of Cypress, and together, the “Merger Stockholder Meetings”) for the purpose of considering and voting upon the approval of the Spansion Voting Proposal in the case of Spansion and the Cypress Voting Proposal in the case of Cypress. Each of Spansion and Cypress shall solicit from its stockholders proxies in favor of the Spansion Voting Proposal in the case of Spansion and the Cypress Voting Proposal in the case of Cypress, and unless the board of directors of either party hereto shall effect a Spansion Board Recommendation Change in the case of Spansion or a Cypress Board Recommendation Change in the case of Cypress, in each case pursuant to and in accordance with Section 7.4(f), use its reasonable best efforts to secure the Requisite Spansion Stockholder Approval in the case of Spansion and the Requisite Cypress Stockholder Approval in the case of Cypress. Each of Spansion and Cypress shall use its reasonable best efforts to ensure that all proxies solicited in connection with its Merger Stockholder Meeting are solicited in compliance with the DGCL, the rules of the Nasdaq Global Select Market and the NYSE, the Spansion Certificate of Incorporation and the Spansion Bylaws in the case of Spansion, and the Cypress Certificate of Incorporation and the Cypress Bylaws in the case of Cypress, and all other applicable Legal Requirements.

(b) Each of Spansion and Cypress shall use its reasonable best efforts to call, give notice of, convene and hold their respective Merger Stockholder Meetings on the same day and at the same time; provided, that such efforts shall not require either Spansion or Cypress to delay the meeting of its stockholders beyond the date that is forty-five (45) days after the declaration of effectiveness of the Registration Statement. Notwithstanding anything to the contrary set forth in this Agreement, each of Spansion or Cypress, after consultation with the other party hereto, may (but shall not be required to) adjourn or postpone its respective Merger Stockholder Meeting if (and solely to the extent and for the minimum duration reasonably necessary to ensure that) (i) any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its respective stockholders within a reasonable amount of time in advance of its respective Merger Stockholder Meeting, (ii) as of the time for which the applicable Merger Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Spansion Common Stock in the case of Spansion, or Cypress Common Stock in the case of Cypress, represented (either in person or by proxy) at the respective Merger Stockholder meeting to constitute a quorum necessary to conduct the business of the respective Merger Stockholder Meeting, or (iii) the other party hereto has adjourned or postponed its Merger Stockholder Meeting for any of the foregoing reasons.

(c) Following the Merger Stockholder Meetings and at or prior to the Closing, each of Spansion and Cypress shall deliver to the corporate secretary of the other party hereto a certificate setting forth the voting results from the respective Merger Stockholder Meeting.

(d) Unless this Agreement is earlier terminated pursuant to Section 9.1, Spansion shall submit the Spansion Voting Proposal to the Spansion Stockholders at the Spansion Stockholders Meeting for the purpose of acting upon such proposal, and Cypress shall submit the Cypress Voting Proposal to the Cypress Stockholders at the Cypress Stockholders Meeting for the purpose of acting upon such proposal, in each case whether or not (i) the Spansion Board or the Cypress Board, as the case may be, at any time subsequent to the date of this Agreement and prior to the Merger Stockholder Meetings shall effect a Spansion Board Recommendation Change in the case of Spansion or a Cypress Board Recommendation Change in the case of Cypress, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Spansion Board in the case of Spansion or the Cypress Board in the case of Cypress.

(e) Subject to the terms of Section 7.4(f), (i) the Spansion Board shall recommend that the Spansion Stockholders adopt this Agreement at the Spansion Stockholder Meeting in accordance with the applicable provisions of the DGCL (the “Spansion Board Recommendation”), and (ii) the Cypress Board shall recommend that the Cypress Stockholders approve the issuance of shares of Cypress Common Stock in the Merger at the Cypress Stockholder Meeting in accordance with the applicable rules of the Nasdaq Global Select Market (the “Cypress Board Recommendation”).

(f) Subject to the terms of this Section 7.4(f), (x) neither the Spansion Board (nor any committee thereof) shall withhold, withdraw, amend, modify, qualify or condition, or publicly propose to withhold, withdraw, amend, modify, qualify or condition, the Spansion Board Recommendation (a “Spansion Board Recommendation Change”), and (y) neither the Cypress Board nor any committee thereof shall withhold, withdraw, amend, modify, qualify or condition, or publicly propose to withhold, withdraw, amend, modify, qualify or condition, the Cypress Board Recommendation (a “Cypress Board Recommendation Change”); provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Spansion Stockholder Approval in the case of Spansion, or receipt of the Requisite Cypress Stockholder Approval in the case of Cypress, the Spansion Board may effect a Spansion Board Recommendation Change and the Cypress Board may effect a Cypress Board Recommendation Change, in either case if and only if either:

(i) (A) the party proposing to take such action has received an Acquisition Proposal relating to such party that the board of directors of such party has determined in good faith (after consultation with its financial and legal advisors) constitutes a Superior Proposal, (B) such Acquisition Proposal did not result from or arise out of a breach of any provisions of Section 6.1 or Section 6.2, (C) the party proposing to take such action has not breached any of the provisions of Section 6.1 or Section 6.2 in respect of such Acquisition Proposal, (D) prior to effecting such Spansion Board Recommendation Change or Cypress Board Recommendation Change, as the case may be, the party proposing to take such action shall have given the other party hereto at least five (5) business days’ notice thereof (which notice shall not, by itself, constitute a Spansion Board Recommendation Change or a Cypress Board Recommendation Change) and the opportunity to meet and discuss in good faith potential amendments or other modifications to the terms and conditions of this Agreement so that the Merger and other transactions contemplated by this Agreement may be effected, (E) the other party hereto shall not have made, within the foregoing five (5) business days after receipt of such party’s written notice of its intention to effect a Spansion Board Recommendation Change or a Cypress Board Recommendation Change, as the case may be, a counteroffer or proposal that the board of directors of the party proposing to take such action (or an authorized committee thereof established solely to address a conflict of interest with the Person making such Superior Proposal or such Superior Proposal itself) determines in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel) is at least as favorable to its stockholders as such Superior Proposal, and (F) after such discussions, the board of directors of the party proposing to take such action (or an authorized committee thereof established solely to address a conflict of interest with the Person making such Superior Proposal or such Superior Proposal itself) determines in good faith (after consultation with its outside legal counsel and after considering in good faith any counteroffer or proposal made by the other party hereto pursuant to the immediately preceding clause (E)) that the failure to effect such Spansion Board Recommendation Change or a Cypress Board Recommendation Change, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law; or

(ii) in response to an Intervening Event, if: (A) the Intervening Event does not involve the receipt of any offer, proposal or inquiry from any third party relating to a transaction of the nature described in the definition of “Acquisition Transaction” (which, for the purposes of this clause (A), shall be read without reference to the percentage thresholds set forth in the definition thereof); and (B) (1) prior to effecting the Spansion Board Recommendation Change or the Cypress Board Recommendation Change, as the case may be, the party proposing to take such action shall have given the other party hereto at least five (5) business days’ notice thereof (which notice shall not, by itself, constitute a Spansion Board Recommendation Change or a Cypress Board Recommendation Change) and the opportunity to meet and discuss in good faith the purported basis for the proposed the Spansion Board Recommendation Change or the Cypress Board Recommendation Change, as the case may be, the other party’s reaction thereto and potential amendments and modifications to the terms and conditions of this Agreement in response thereto so that the Merger and other transactions contemplated by this Agreement may be effected, and (2) after such discussions, the board of directors of the party proposing to take such action (or an authorized committee thereof established solely to address conflicts of interest) determines in good faith (after consultation with outside legal counsel) that the failure to effect such Spansion Board Recommendation Change or Cypress Board Recommendation Change, as the case may be, would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law.

Each of Spansion and Cypress acknowledge and hereby agree that any Spansion Board Recommendation Change or Cypress Board Recommendation Change effected (or proposed to be effected) in response to or in connection with a Superior Proposal may be made solely and exclusively pursuant to the immediately preceding clause (i) only, and may not be made pursuant to the immediately preceding clause (ii), and any Spansion Board Recommendation Change or Cypress Board Recommendation Change, as the case may be, may only be made pursuant to this Section 7.4(f) and no other provisions of this Agreement.

(g) Nothing in this Agreement shall prohibit the Spansion Board or the Cypress Board from taking and disclosing to the Spansion Stockholders or the Cypress Stockholders, respectively, a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, however, that (i) neither Spansion (with respect to statements made by the Spansion Board) nor Cypress (with respect to statements made by the Cypress Board) pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14(d)-9 under the Exchange Act shall make disclosures that would amount to a Spansion Board Recommendation Change or a Cypress Board Recommendation Change, other than pursuant to this Section 7.4(g), and (ii) any statements or disclosures regarding this Agreement, the Merger or any other transactions contemplated by this Agreement, or about any Acquisition Proposal (whether or not a Superior Proposal) or Acquisition Transaction shall constitute a Spansion Board Recommendation Change or a Cypress Board Recommendation Change, as the case may be, unless such statement or disclosure is accompanied by an express, unequivocal affirmation of the Spansion Board Recommendation or the Cypress Board Recommendation, as applicable.

(h) Nothing set forth in this Section 7.4 shall (i) permit either party hereto to terminate this Agreement, (ii) affect any other obligation of the parties hereto under this Agreement, (iii) limit the obligation of either party hereto to duly call, give notice of, convene and hold its respective Merger Stockholder Meeting, (iv) relieve either party hereto of its obligation to submit to a vote of its stockholders the Spansion Voting Proposal or the Cypress Voting Proposal, as applicable, at its respective Merger Stockholder Meeting, or (v) permit either party hereto to submit for a vote of its respective stockholders at or prior to its respective Merger Stockholder Meeting any Acquisition Proposal other than the Spansion Voting Proposal and the Cypress Voting Proposal, as applicable.

7.5 Access; Notice and Consultation; Confidentiality.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, upon reasonable notice and subject to applicable Legal Requirements relating to the exchange of information, each of Cypress and Spansion shall, and shall cause their respective Subsidiaries to, afford the other party hereto and its Representatives reasonable access, during normal business hours, to all of its personnel, properties, facilities, contracts, books, records and other information concerning its business, properties and personnel as the other may reasonably request.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Cypress and Spansion shall, and shall cause their respective Subsidiaries to, make available to the other party hereto and its Representatives a copy of each report, schedule, proxy or information statement, registration statement and other document to be filed by it during such period pursuant to the requirements of federal securities laws or federal or state laws a reasonable period of time prior to the filing of such reports, schedules, proxy or information statements, registration statements and other documents.

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Cypress and Spansion shall promptly notify the other party hereto upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(d) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Cypress and Spansion shall promptly notify the other party hereto of (i) any notice or other communication received by it from any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement, (ii) any notice or other communication received by it from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Spansion Material Contract or Cypress Material Contract, as the case may be, to which such party or any of their respective Subsidiaries is a party, or (iii) any notice or other communication received by such party or any of their respective Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person is or may be required in connection with the Merger or any other transactions contemplated by this Agreement.

(e) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time each of Cypress and Spansion shall promptly advise the other party hereto, orally and in writing, of any litigation commenced after the date hereof against such party or any of its Representatives by any of its current or former stockholders (on their own behalf or on behalf of the company) relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, and shall keep the other party hereto reasonably informed regarding any such litigation. Each of Cypress and Spansion shall give the other party hereto the opportunity to consult with such party regarding the defense or settlement of any such stockholder litigation and shall consider the other party’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of the other party hereto (such consent not to be unreasonably withheld, conditioned or delayed), unless such settlement is for an amount less than $4,000,000.

(f) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Cypress and Spansion shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party hereto and report the general status of the ongoing operations of such party and its Subsidiaries. Each of Cypress and Spansion shall promptly notify the other party hereto of any material change in the normal course of business or in the operation of the properties of such party or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving such party or any of its Subsidiaries, and will keep the other party hereto fully informed of such events.

(g) Notwithstanding anything to the contrary set forth in this Section 7.5 or elsewhere in this Agreement, neither Cypress nor Spansion nor any of their respective Subsidiaries shall be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Legal Requirement, fiduciary duty or Contract entered into prior to the date of this Agreement. Each of Spansion and Cypress shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under the circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything to the contrary set forth herein, no information obtained pursuant to the access granted or notification provided pursuant to this Section 7.5 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

(h) All information acquired pursuant to the access granted or notice provided pursuant to this Section 7.5 shall be subject to the provisions of the Confidentiality Agreement, dated September 25, 2014, between Cypress and Spansion (the “Confidentiality Agreement”), which shall continue in full force and effect from and after the execution and delivery of this Agreement in accordance with its terms.

7.6 Public Announcements. Each of Cypress and Spansion shall consult with the other party hereto before issuing any press release or making any public announcement or statement with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the Nasdaq Global Select Market or NYSE if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and (ii) no such prior notice or consultation shall be required in connection with the public announcement of a Spansion Board Recommendation Change or a Cypress Board Recommendation Change effected pursuant to Section 7.4(f) (it being understood and agreed that the terms of this Section 7.6 shall require notice and consultation with respect to any press release or other public announcement of any other actions taken by a party hereto under Section 7.4(f)).

7.7 Employee Plans.

(a) Spansion ESPP. Prior to the Closing Date, (i) Spansion shall take all necessary and appropriate actions so that (a) all outstanding purchase rights under the Spansion ESPP shall automatically be exercised, in accordance with the terms of the Spansion ESPP, immediately prior to the Closing Date, and (ii) the Spansion ESPP shall terminate with such purchase and no further purchase rights are granted under the Spansion ESPP thereafter.

(b) Spansion Group Plans; 401(k) Plan. Effective as of the day immediately preceding the Closing Date, Spansion and its ERISA Affiliates, as applicable, shall terminate (i) any and all group severance, separation or salary continuation plans, programs or arrangements, and (ii) any and all plans intended to include a Code Section 401(k) arrangement (unless Cypress provides written notice to Spansion that such 401(k) plans shall not be terminated) (collectively, the “Spansion Terminating Plans”). Unless Cypress provides such written notice to Spansion, no later than three (3) business days prior to the Closing Date, Spansion shall provide Cypress with evidence that such Spansion Terminating Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of Spansion’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Cypress. Spansion also shall take such other actions in furtherance of terminating such Spansion Terminating Plan(s) as Cypress may reasonably require.

(c) Pre-Existing Conditions; Service Credit; Etc.. From and after the Effective Time, and to the extent permitted by applicable Legal Requirements, Cypress shall, or shall cause the Surviving Corporation to, recognize the prior service with Spansion or its Subsidiaries of each Spansion Employee in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of Cypress or its Affiliates in which Spansion Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Cypress shall, or shall cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Cypress or its affiliates to be waived with respect to Spansion Employees and their eligible dependents, and (ii) provide each Spansion Employee with credit for any deductibles paid under any Spansion Employee Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of Cypress or the Surviving Corporation that such employees are eligible to participate in after the Effective Time. The provisions of this Section 7.7(c) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the parties hereby expressly disclaim the creation or establishment of any third party beneficiary rights (whether express or implied) under or by right of the terms of this Section 7.7(c). Nothing herein shall be deemed to amend any Employee Benefit Plan to reflect the terms of this Section 7.7(c).

(d) Severance. Prior to the Closing, Spansion shall adopt and implement a severance plan reflecting the terms set forth in Section 7.7(d) of the Spansion Disclosure Letter, which shall be subject to review and approval of Cypress.

(e) COCSA Agreements. The parties hereby acknowledge and agree that the consummation of the Merger contemplated by this Agreement will constitute a “Change of Control” within the meaning of such term as set forth in the agreements listed on Section 7.7(e) of the Spansion Disclosure Letter.

7.8 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall, and Spansion shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of Spansion and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between Spansion or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of Spansion or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, the Surviving Corporation and its Subsidiaries shall, and Cypress shall cause the Surviving Corporation and its Subsidiaries to, cause their respective certificates of incorporation and bylaws (and other similar organizational documents) to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of Spansion and its Subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect except as and to the extent required by applicable Legal Requirements.

(b) For a period of six (6) years following the Effective Time, the Surviving Corporation shall, and Cypress shall cause the Surviving Corporation to, maintain in effect the existing policy of Spansion’s directors’ and officers’ liability insurance (the “Spansion D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement to the extent that such acts or omissions are covered by the Spansion D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the Spansion D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall Cypress or the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the current annual premium paid by Spansion (which annual premium is set forth on Section 7.8(b) of the Spansion Disclosure Letter) for such insurance (such 250% amount, the “Maximum Annual Premium”), provided, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain, and Cypress shall cause and financially enable it to obtain, a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under this Section 7.8(b), Cypress or Spansion may purchase a six-year “tail” prepaid policy on the Spansion D&O Policy on terms and conditions no less advantageous than, from an issuer with an AM Best rating no worse than the issuer of, the Spansion D&O Policy, and in the event that Cypress shall purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall, and Cypress shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder in lieu of all other obligations of Cypress and the Surviving Corporation under this Section 7.8(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, Cypress shall purchase, for the benefit of the directors and officers of Cypress, liability insurance with a coverage limit of no less than $50,000,000, or such other amount as is mutually agreed by Spansion and Cypress.

(d) The obligations under this Section 7.8 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the Spansion D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the Spansion D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the Spansion D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the Spansion D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives)) under this Section 7.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Spansion or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).

(e) In the event that Cypress, the Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.8.

7.9 Listing of Cypress Shares. Cypress shall use its reasonable best efforts to have authorized for listing on the Nasdaq Global Select Market prior to the Effective Time, upon official notice of issuance, the shares of Cypress Common Stock issuable in the Merger pursuant to this Agreement, the shares of Cypress Common Stock issuable upon the exercise of all Assumed Options and the shares of Cypress Common Stock issuable in respect of all Assumed Units, and any shares of Cypress Common Stock issuable upon exchange of the Exchangeable Senior Notes at and after the Effective Time.

7.10 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or any other transactions contemplated by this Agreement, Spansion and the Spansion Board shall promptly grant such approvals and take such lawful actions as are necessary so that the Merger and/or such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on the Merger and such other transactions.

7.11 Section 16 Matters. The Cypress Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Spansion Insiders of Cypress Common Stock in exchange for shares of Spansion Common Stock, and of options to purchase Cypress Common Stock upon assumption and conversion of the Spansion Stock Awards, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. In addition, the Spansion Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(e) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by Spansion Insiders of Spansion Common Stock in exchange for shares of Cypress Common Stock, and the disposition of their Spansion Stock Awards which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase Cypress Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are also intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

7.12 Tax Matters.

(a) None of Cypress, Merger Sub or Spansion shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Effective Time that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Each of Cypress and Spansion shall use its reasonable best efforts to obtain the Tax opinions described in Section 2.2(a)(vii) (collectively, the “Tax Opinions”). Officers of Cypress, Merger Sub and Spansion shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Cypress, and Fenwick & West LLP, counsel to Spansion, certificates containing customary representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

7.13 FIRPTA Certificate. On or prior to the Closing Date, Spansion shall deliver to Cypress a properly executed statement in a form reasonably acceptable to Cypress for purposes of satisfying Cypress’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

7.14 Obligations of Merger Sub. Cypress shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

7.15 Exchangeable Senior Notes. As promptly as practicable after the execution and delivery of this Agreement, Cypress and Spansion shall prepare a supplemental indenture (the “Supplemental Indenture”) as required by Sections 5.02 and 10.05 of the indenture, dated as of August 26, 2013 (as amended, modified or supplemented from time to time, the “Indenture”), by and among Spansion LLC, the guarantors party thereto, including Spansion, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), governing the 2.00% Exchangeable Senior Notes due 2020 (the “Exchangeable Senior Notes”) of Spansion LLC. On the Closing Date, Cypress, Spansion, Spansion LLC and the guarantors party thereto shall execute with the Trustee the Supplemental Indenture, effective as of the Effective Time, and deliver any required certificates, legal opinions and other documents required by the Indenture to be delivered in connection with the Supplemental Indenture.

ARTICLE VIII

GOVERNANCE MATTERS

8.1 Cypress Board of Directors.

(a) Size and Composition. Immediately following the Effective Time, the Cypress Board shall have eight (8) members comprised of (i) T.J. Rodgers, Eric Benhamou and two others from the Cypress Board as of immediately prior to the Effective Time to be selected by Cypress prior to the Closing, and (ii) John Kispert, Ray Bingham and two others from the Spansion Board as of immediately prior to the Effective Time to be mutually agreed.

(b) Chairman. Immediately following the Effective Time, the Chairman of the Cypress Board shall be Ray Bingham.

(c) Committee Chairmen. Immediately following the Effective Time:

(i) the chairman of the Operations Committee of the Cypress Board shall be John Kispert.

(ii) the chairman of the Nominating and Governance Committee of the Cypress Board shall be one of the members of the Spansion Board as of immediately prior to the Effective Time who is becoming a member of the Cypress Board pursuant to Section 8.1(a);

(iii) the chairman of the Audit Committee of the Cypress Board shall be one of the members of the Cypress Board as of immediately prior to the Effective Time; and

(iv) the chairman of the Compensation Committee of the Cypress Board shall be one of the members of the Spansion Board as of immediately prior to the Effective Time who is becoming a member of the Cypress Board pursuant to Section 8.1(a).

(d) Effectuation. Prior to the Effective Time, the Cypress Board shall take all action necessary to effectuate the provisions of this Section 8.1.

8.2 Cypress Chief Executive Officer. Immediately following the Effective Time, the chief executive officer of Cypress shall be T.J. Rodgers.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1 Termination. Notwithstanding the prior receipt of the Requisite Spansion Stockholder Approval and/or the Requisite Cypress Stockholder Approval, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party hereto):

(a) by mutual written consent duly authorized by the Spansion Board and the Cypress Board;

(b) by either Cypress or Spansion, if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the permanent effect of making the consummation of the Merger illegal, or which has the effect of permanently prohibiting, preventing or otherwise restraining the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the permanent effect of prohibiting, preventing or otherwise restraining the Merger, and such Order has become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have complied with its obligations under Section 7.1(a)(iv) to have any such Order vacated or lifted or removed;

(c) by either Cypress or Spansion, if the Merger shall have not been consummated by June 1, 2015 (the “Initial Termination Date”); provided, however, that in the event the condition to the consummation of the Merger set forth in Section 2.2(a)(iii) and/or Section 2.2(a)(v) shall not have been satisfied on or prior to the Initial Termination Date and all of the other conditions to the consummation of the Merger set forth in Section 2.2 shall have been satisfied or waived by the party entitled to the benefit of such condition on or prior to the Initial Termination Date (other than those conditions that by their terms contemplate satisfaction at the Closing, provided that such conditions are then capable of being satisfied at such time), either Cypress or Spansion may elect to extend the Initial Termination Date by written notice to the other party hereto prior to or on the Initial Termination Date, until September 1, 2015 (the “First Extended Termination Date”); provided, further, that in the event a condition to the consummation of the Merger set forth in Section 2.2(a)(iii) and/or Section 2.2(a)(v) shall not have been satisfied on or prior to the First Extended Termination Date and all of the other conditions to the consummation of the Merger set forth in Section 2.2 shall have been satisfied or waived by the party entitled to the benefit of such condition on or prior to the First Extended Termination Date (other than those conditions that by their terms contemplate satisfaction at the Closing, provided that such conditions are then capable of being satisfied at such time), either Cypress or Spansion may elect to extend the First Extended Termination Date by written notice to the other party hereto prior to or on the First Extended Termination Date, until December 1, 2015 (the “Second Extended Termination Date”); provided, however, that notwithstanding the foregoing, the right to terminate this Agreement pursuant to this proviso shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been the proximate cause of, or resulted in, any of the conditions to the consummation of the Merger set forth in Section 2.2 having failed to be satisfied or fulfilled on or prior to the Initial Termination Date, the First Extended Termination Date, or the Second Extended Termination Date, as applicable, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement;

(d) by either Cypress or Spansion if:

(i) the Requisite Cypress Stockholder Approval shall not have been obtained at the Cypress Stockholder Meeting (or any adjournment or postponement thereof) at which a vote was taken on the Cypress Voting Proposal, or

(ii) if the Requisite Spansion Stockholder Approval shall not have been obtained at the Spansion Stockholder Meeting (or any adjournment or postponement thereof) at which a vote was taken on the Spansion Voting Proposal;

(e) by either Cypress or Spansion (provided it is not then in material breach of any of its covenants and obligations under this Agreement) in the event of (i) a breach of any covenant or obligation set forth in this Agreement by the other party hereto, or (ii) any inaccuracy in any of the representations and warranties of the other party hereto set forth in this Agreement when made or at any time prior to the Effective Time, in either case such that the conditions to the consummation of the Merger set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) in the case of Cypress, or Section 2.2(c)(i) or Section 2.2(c)(ii) in the case of Spansion, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that any such breach or inaccuracy is curable through the exercise of commercially reasonable efforts by the party committing such breach or making such inaccurate representations and warranties, then the party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) until the expiration of a thirty (30) calendar day period after delivery of written notice of such breach or inaccuracy to the party committing such breach or making such inaccurate representations and warranties (it being understood that the party seeking to terminate this Agreement pursuant to this Section 9.1(e) may not terminate this Agreement pursuant to this Section 9.1(e) if such breach or inaccuracy is cured by the other party hereto within such thirty (30) calendar day period); or

(f) by either Cypress or Spansion in the event that a Triggering Event shall have occurred with respect to the other party hereto, whether promptly after the Triggering Event giving rise to either party’s right to terminate this Agreement pursuant to this Section 9.1(f) or at any time thereafter.

9.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, affiliates or stockholders except (i) that the provisions of this Section 9.2, Section 9.3 and Article X shall survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement or for fraud. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

9.3 Fees and Expenses.

(a) General. Except as set forth in this Section 9.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the transactions contemplated hereby are consummated; provided however, that notwithstanding the foregoing or anything to the contrary set forth herein, all fees and expenses (other than legal fees and expenses) incurred in connection with the preparation, printing and filing, as applicable, of the Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto), the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto and all amendments and supplements thereto), and all filings by Cypress and Spansion under the HSR Act or any similar filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby, shall be shared equally (i.e., 50% / 50%) by Cypress and Spansion at the time any such fees, costs and expenses become due and payable.

(b) Spansion Payments.

(i) Spansion shall pay to Cypress a fee equal to sixty million dollars ($60,000,000) (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Cypress, within two (2) Business Days after demand by Cypress, in the event that (A) following the execution and delivery of this Agreement and prior to the Spansion Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Spansion Voting Proposal, an Acquisition Proposal in respect of Spansion shall have been made to Spansion or the Spansion Board, or shall have been directly communicated or otherwise made known to Spansion Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of Spansion, (B) this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(d)(ii) (or after the Spansion Stockholder Meeting has been held and a vote taken on the Spansion Voting Proposal and there has been a failure to obtain the Requisite Spansion Stockholder Approval, and this Agreement thereby becomes terminable pursuant to Section 9.1(c) or Section 9.1(d)(ii) as a result, Spansion terminates this Agreement for another reason), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Spansion (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Spansion enters into a letter of intent, memorandum of understanding or other Contract contemplating or providing for an Acquisition Transaction in respect of Spansion (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing 12-month period); provided, however, that for the purposes of this Section 9.3(b)(i), all references to 15% in the definition of “Acquisition Transaction” shall be replaced by 50%.

(ii) Spansion shall pay to Cypress a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Cypress, within two (2) Business Days after demand by Cypress, in the event that (A) following the execution and delivery of this Agreement and prior to the breach forming the basis of such termination contemplated by the following clause (B), an Acquisition Proposal in respect of Spansion shall have been made to Spansion or the Spansion Board, or shall have been directly communicated or otherwise made known to Spansion Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of Spansion, (B) Cypress terminates this Agreement pursuant to Section 9.1(e) due to an intentional breach or inaccuracy by Spansion (or after any such intentional breach or inaccuracy occurs, and this Agreement thereby becomes terminable pursuant to Section 9.1(e) as a result, Spansion terminates this Agreement for another reason), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Spansion (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Spansion enters into a letter of intent, memorandum of understanding or other Contract contemplating or providing for an Acquisition Transaction in respect of Spansion (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing 12-month period); provided, however, that for the purposes of this Section 9.3(b)(ii), all references to 15% in the definition of “Acquisition Transaction” shall be replaced by 50%.

(iii) Spansion shall pay to Cypress a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Cypress within two (2) Business Days after demand by Cypress, in the event that Cypress terminates this Agreement pursuant to Section 9.1(f) (or after a Triggering Event occurs with respect to Spansion, and this Agreement thereby becomes terminable pursuant to Section 9.1(f) as a result, Spansion terminates this Agreement for another reason) (it being understood and hereby agreed that the failure to terminate this Agreement pursuant to Section 9.1(f) promptly following a Triggering Event shall not prejudice or otherwise limit or impair such party’s ability to terminate this Agreement pursuant to Section 9.1(f) at any subsequent point in time and collect the fee contemplated by this Section 9.3(b)(iii)); provided, however, that notwithstanding the foregoing, the fee contemplated by this Section 9.3(b)(iii) shall not be payable in the event that the Spansion Board shall have effected a Spansion Board Recommendation Change (or another Triggering Event described in clauses (iv) or (v) of the definition thereof) at least ten (10) business days prior to the Spansion Stockholder Meeting, Cypress does not terminate this Agreement pursuant to Section 9.1(f) within five (5) days thereafter, and subsequent thereto Spansion obtains the Requisite Spansion Stockholder Approval at the Spansion Stockholder Meeting.

(iv) In no event shall Spansion be required to pay the Termination Fee pursuant to this Section 9.3(b) on more than one occasion.

(v) Spansion shall reimburse Cypress for Cypress’s documented out-of-pocket expenses actually incurred in connection with this Agreement (the “Cypress Expense Reimbursement”), by wire transfer of immediately available funds to an account or accounts designated in writing by Cypress within three (3) Business Days after demand by Cypress, in the event that (A) following the execution and delivery of this Agreement and prior to the Spansion Stockholder Meeting

(or any adjournment or postponement thereof) at which a vote is taken on the Spansion Voting Proposal, an Acquisition Proposal in respect of Spansion shall have been made to Spansion or the Spansion Board, or shall have been directly communicated or otherwise made known to Spansion Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of Spansion, and (B) this Agreement is terminated pursuant to Section 9.1(d)(ii) (or after the Spansion Stockholder Meeting has been held and a vote taken on the Spansion Voting Proposal and there has been a failure to obtain the Requisite Spansion Stockholder Approval, and this Agreement thereby becomes terminable pursuant to Section 9.1(d)(ii) as a result, Spansion terminates this Agreement for another reason); provided, however, that (A) Spansion shall not be obligated to pay any amounts in excess of five million dollars ($5,000,000) pursuant to this Section 9.3(b)(v), (B) if Spansion is subsequently required to pay the Termination Fee pursuant to this Section 9.3(b), the amount of such payment shall be reduced by the amount of the Cypress Expense Reimbursement previously paid to Cypress, and (C) for the purposes of this Section 9.3(b)(v), all references to 15% in the definition of “Acquisition Transaction” shall be replaced by 50%.

(c) Cypress Payments.

(i) Cypress shall pay to Spansion a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Spansion, within two (2) Business Days after demand by Spansion, in the event that (A) following the execution and delivery of this Agreement and prior to the Cypress Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Cypress Voting Proposal, an Acquisition Proposal in respect of Cypress shall have been made to Cypress or the Cypress Board, or shall have been directly communicated or otherwise made known to Cypress Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of Cypress, (B) this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(d)(i) (or after the Cypress Stockholder Meeting has been held and a vote taken on the Cypress Voting Proposal and there has been a failure to obtain the Requisite Cypress Stockholder Approval, and this Agreement thereby becomes terminable pursuant to Section 9.1(c) or Section 9.1(d)(i) as a result, Cypress terminates this Agreement for another reason), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Cypress (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Cypress enters into a letter of intent, memorandum of understanding or other Contract contemplating or providing for an Acquisition Transaction in respect of Cypress (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing 12-month period); provided, however, that for the purposes of this Section 9.3(c)(i), all references to 15% in the definition of “Acquisition Transaction” shall be replaced by 50%.

(ii) Cypress shall pay to Spansion a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Spansion, within two (2) Business Days after demand by Spansion, in the event that (A) following the execution and delivery of this Agreement and prior to the breach forming the basis of such termination contemplated by the following clause (B), an Acquisition Proposal in respect of Cypress shall have been made to Cypress or the Cypress Board, or shall have been directly communicated or otherwise made known to Cypress Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of Cypress, (B) Spansion terminates this Agreement pursuant to Section 9.1(e) due to an intentional breach or inaccuracy by Cypress (or after any such intentional breach or inaccuracy occurs, and this Agreement thereby becomes terminable pursuant to Section 9.1(e) as a result, Cypress terminates this Agreement for another reason), and (C) within twelve

(12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Cypress (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or Cypress enters into a letter of intent, memorandum of understanding or other Contract contemplating or providing for an Acquisition Transaction in respect of Cypress (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not during the foregoing 12-month period); provided, however, that for the purposes of this Section 9.3(c)(ii), all references to 15% in the definition of “Acquisition Transaction” shall be replaced by 50%.

(iii) Cypress shall pay to Spansion a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Spansion within two (2) Business Days after demand by Spansion, in the event that Spansion terminates this Agreement pursuant to Section 9.1(f) (or after a Triggering Event occurs with respect to Cypress, and this Agreement thereby becomes terminable pursuant to Section 9.1(f) as a result, Cypress terminates this Agreement for another reason) (it being understood and hereby agreed that the failure to terminate this Agreement pursuant to Section 9.1(f) promptly following a Triggering Event shall not prejudice or otherwise limit or impair such party’s ability to terminate this Agreement pursuant to Section 9.1(f) at any subsequent point in time and collect the fee contemplated by this Section 9.3(c)(iii)); provided, however, that notwithstanding the foregoing, the fee contemplated by this Section 9.3(c)(iii) shall not be payable in the event that the Cypress Board shall have effected a Cypress Board Recommendation Change (or another Triggering Event described in clauses (iv) or (v) of the definition thereof) at least ten (10) business days prior to the Cypress Stockholder Meeting, Spansion does not terminate this Agreement pursuant to Section 9.1(f) within five (5) days thereafter, and subsequent thereto Cypress obtains the Requisite Cypress Stockholder Approval at the Cypress Stockholder Meeting.

(iv) In no event shall Cypress be required to pay the Termination Fee pursuant to this Section 9.3(c) on more than one occasion.

(v) Cypress shall reimburse Spansion for Spansion’s documented out-of-pocket expenses actually incurred in connection with this Agreement (the “Spansion Expense Reimbursement”), by wire transfer of immediately available funds to an account or accounts designated in writing by Spansion within three (3) Business Days after demand by Spansion, in the event that (A) following the execution and delivery of this Agreement and prior to the Cypress Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Cypress Voting Proposal, an Acquisition Proposal in respect of Cypress shall have been made to Cypress or the Cypress Board, or shall have been directly communicated or otherwise made known to Cypress Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of Cypress, and (B) this Agreement is terminated pursuant to Section 9.1(d)(i) (or after the Cypress Stockholder Meeting has been held and a vote taken on the Cypress Voting Proposal and there has been a failure to obtain the Requisite Cypress Stockholder Approval, and this Agreement thereby becomes terminable pursuant to Section 9.1(d)(i) as a result, Cypress terminates this Agreement for another reason); provided, however, that (A) Cypress shall not be obligated to pay any amounts in excess of five million dollars ($5,000,000) pursuant to this Section 9.3(c)(v), (B) if Cypress is subsequently required to pay the Termination Fee pursuant to this Section 9.3(c), the amount of such payment shall be reduced by the amount of the Spansion Expense Reimbursement previously paid to Spansion, and (C) for the purposes of this Section 9.3(c)(v), all references to 15% in the definition of “Acquisition Transaction” shall be replaced by 50%.

(d) Enforcement. Each of Cypress and Spansion hereby acknowledge and agree that the covenants and agreements set forth in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and, without these covenants and agreements, the parties hereto would not have entered into this Agreement. Accordingly, if either Cypress or Spansion shall fail to pay in a timely manner the amounts due pursuant to Section 9.3(b) or Section 9.3(c), as the case may be, and, in order to obtain such payment, the other party hereto shall make a claim that results in a judgment against the non-paying party, the non-paying party shall pay to the claimant its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 9.3(b) or Section 9.3(c), as the case may be, at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in Section 9.3(b) or Section 9.3(c), as the case may be, shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any breach of this Agreement or fraud.

ARTICLE X

GENERAL PROVISIONS

10.1 Certain Interpretations.

(a) Unless otherwise indicated all references herein to Articles, Sections, Exhibits or Letters shall be deemed to refer to Articles, Sections, Exhibits or Letters of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(e) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.2 Non-Survival of Representations and Warranties. None of the representations and warranties set forth in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

10.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) If to Cypress or Merger Sub:

Cypress Semiconductor Corporation

198 Champion Court

San Jose, CA 95134

Attention: Chief Executive Officer; General Counsel

Facsimile No.: (408) 545-6911

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Larry Sonsini and Mike Ringler

Facsimile No.: (650) 493-6811

(b) If to Spansion:

Spansion Inc.

915 DeGuigne Drive

Sunnyvale, CA 94085

Attention: Chief Executive Officer; General Counsel

Facsimile No.: (408) 616-6659

With a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Attention: Gordon K. Davidson and David W. Healy

Facsimile No.: (650) 938-5200

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (iv) in the case of mailing, on the third (3rd) business day following that on which the piece of mail containing such communication is posted.

10.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Cypress and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 10.4 shall relieve Cypress of its obligations hereunder.

10.5 Amendment. Subject to applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Cypress, Merger Sub and Spansion; provided, however, that, after the adoption of this Agreement by the Spansion Stockholders or the issuance of Cypress Common Stock by the Cypress Stockholders, no amendment may be made to this Agreement that requires further approval by such stockholders under applicable Legal Requirements.

10.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.7 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

10.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.10 Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

10.11 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than the Indemnified Parties intended to be third party beneficiaries of the provisions of Section 7.8, who shall have the right to enforce such provisions directly.

10.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of law provisions thereof.

10.13 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within the State of Delaware (or any federal court within the State of Delaware if such state court declines to accept or does not have jurisdiction) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

10.14 Waiver of Jury Trial. EACH OF CYPRESS, MERGER SUB AND SPANSION HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF CYPRESS, MERGER SUB OR SPANSION IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

10.15 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Cypress, Merger Sub and Spansion have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ T.J. Rodgers
Name:	T.J. Rodgers
Title:	President and Chief Executive Officer

MUSTANG ACQUISITION CORPORATION

By:	/s/ Thad Trent
Name:	Thad Trent
Title:	Secretary

SPANSION INC.

By:	/s/ John H. Kispert
Name:	John H. Kispert
Title:	President and Chief Executive Officer

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

ANNEX A

DEFINITIONS AND INTERPRETATIONS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any offer or proposal (or any indication of interest that is substantially equivalent to an offer or proposal) (other than an offer or proposal by the other party hereto) relating to any Acquisition Transaction.

(b) “Acquisition Transaction” shall mean, with respect to Spansion or Cypress, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from a party hereto by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of a fifteen percent (15%) or greater interest in the total outstanding equity interests or voting securities of such party, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests or voting securities of a party hereto; (ii) any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more Subsidiaries of a party hereto the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination or other similar transaction involving a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole, pursuant to which the stockholders of such party or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iv) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of a party hereto that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; or (vi) any combination of the foregoing.

(c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

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(d) “Agreed Jurisdiction” shall mean (i) the U.S., Germany and China (including every state, province or other political subdivision thereof, as applicable), and (ii) any other non-U.S. jurisdiction (and all political subdivisions thereof) in which Cypress or Spansion have material business operations or in which Cypress and Spansion mutually agree to make a filing or otherwise seek a consent or approval of a Governmental Authority under applicable Antitrust Laws.

(e) “business day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in California are authorized or required by Legal Requirements or other governmental action to close.

(f) “Closing Average” shall mean the average of the closing sale prices for one share of Cypress Common Stock as quoted on the Nasdaq Global Select Market for the ten (10) consecutive trading days ending on the second (2nd) trading day immediately preceding the Closing Date.

(g) “Contract” shall mean any legally binding oral or written contract, subcontract, agreement or commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding obligation, arrangement or understanding.

(h) “Cypress Balance Sheet” shall mean the unaudited balance sheet of Cypress contained in the Cypress Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2014.

(i) “Cypress Bylaws” shall mean the Amended and Restated Bylaws of Cypress, as amended and in effect on the date hereof.

(j) “Cypress Common Stock” shall mean the Common Stock, par value $0.01 per share, of Cypress.

(k) “Cypress Certificate of Incorporation” shall mean the Cypress Second Restated Certificate of Incorporation, as amended and in effect on the date hereof.

(l) “Cypress Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to by Cypress, any of Cypress’s Subsidiaries or any of their respective ERISA Affiliates or to which Cypress, any of Cypress’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(m) “Cypress Intellectual Property Rights” shall mean shall Intellectual Property Rights that are owned by or exclusively licensed to Cypress or its Subsidiaries.

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(n) “Cypress Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Cypress Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Cypress and its Subsidiaries, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Cypress Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Cypress Material Adverse Effect has occurred or may, would or could occur:

(i) economic, financial or political conditions in the United States or any other jurisdiction in which Cypress or any of its Subsidiaries has substantial business or operations, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Cypress and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

(ii) conditions in the semiconductor industry, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Cypress and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

(iii) conditions in the financial markets, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Cypress and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

(iv) acts of terrorism or war, weather conditions, power outages, and other force majeure events, but solely to the extent that such conditions and changes do not have a disproportionate impact on Cypress and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

(v) the announcement or pendency of this Agreement, the Merger and the other transactions contemplated by this Agreement;

(vi) changes in Legal Requirements or GAAP (or any interpretations of GAAP);

(vii) failure by Cypress or any of its Subsidiaries to take any action that is expressly prohibited by this Agreement;

(viii) changes in Cypress’s stock price or the trading volume of Cypress stock, in and of itself;

(ix) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself;

(x) any Legal Proceeding that is pending or threatened on or prior to the date of this Agreement or at any time between the date of this Agreement and the Effective Time, except to the extent that final judgments are rendered against Cypress after the date of this Agreement in an aggregate amount in excess of one-hundred million dollars ($100,000,000) (provided, for the avoidance of doubt, that the existence of such final judgments in excess of one-hundred million dollars ($100,000,000) shall not alone be dispositive of the existence of a Cypress Material Adverse Effect); or

(xi) any legal claims made or brought by any current or former Cypress Stockholders (on their own behalf or on behalf of Cypress) or other Legal Proceedings arising out of or related to this Agreement, the Merger or any other transactions contemplated by this Agreement.

(o) “Delaware Law” shall mean the DGCL and any other applicable Legal Requirements of the State of Delaware.

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(p) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(q) “DOL” shall mean the United States Department of Labor or any successor thereto.

(r) “EC Merger Regulation” shall mean the Council Regulation No. 4064/89 of the European Community, as amended.

(s) “Employee Benefit Plan” means any “employee pension benefit plan” covered under Section 3(2) of ERISA, any material “employee welfare benefit plan” covered under Section 3(1) of ERISA, and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation or post-employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, visa, work permit change in control, severance or similar agreements, written or otherwise, which is or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of Spansion or any of its Subsidiaries or Cypress or any of its Subsidiaries, as applicable, or any of their respective ERISA Affiliates, or with respect to which any such party has or may have any Liability.

(t) “Environmental Laws” are all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the WEEE Directive, or any foreign Law implementing the WEEE Directive, and the RoHS Directive or any foreign Law implementing the RoHS Directive, all as amended at any time.

(u) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(v) “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Spansion or Cypress, as applicable, or a Subsidiary of Spansion or Cypress, as applicable.

(w) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(x) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(y) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

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(z) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(aa) “Hazardous Material” is any material, chemical, emission, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment.

(bb) “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.

(cc) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(dd) “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates (“Patent”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) trade and industrial secrets and confidential information and know-how (“Trade Secrets”), (iv) trademarks, trade names and service marks, and any applications or registration of the same (“Trademarks”), (v) other proprietary rights relating or with respect to the protection of Technology, and (vi) analogous rights to those set forth above.

(ee) “Intervening Event” shall mean, with respect to Cypress or Spansion, as applicable, any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof that was not known by the Cypress Board or the Spansion Board, as applicable, as of or prior to the date hereof.

(ff) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(gg) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Authority, including, without limitation any proceeding regarding the infringement of Intellectual Property before the U.S. International Trade Commission.

(hh) “Legal Requirements” shall mean applicable domestic or foreign federal, state, provincial, local, municipal or other law, statute, treaty, constitution, principle of common law, binding resolution, ordinance, code, binding edict, decree, directive, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(ii) “Liabilities” shall mean any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

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(jj) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature.

(kk) “Nasdaq Global Select Market” shall mean the Nasdaq Global Select Market or any successor thereto.

(ll) “NYSE” shall mean the New York Stock Exchange or any successor thereto.

(mm) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order, whether temporary, preliminary or permanent, of any Governmental Authority that is binding on any Person or its property under applicable Legal Requirements.

(nn) “Pension Plan” shall mean an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(oo) “Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, joint venture, estate, trust, firm or other enterprise, association, organization, entity or any Governmental Authority.

(pp) “Public Software” means any software that is or contains, in whole or in part, any software that is licensed pursuant to an “open source” licensing agreement or similar agreement, including without limitation software licensed under the GNU General Public License (GPL) or the GNU Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

(qq) “Qualifying Amendment” shall mean an amendment or supplement to the Joint Proxy Statement/Prospectus relating to Cypress, the Joint Proxy Statement/Prospectus relating to Spansion or the Registration Statement (including by incorporation by reference) to the extent it contains (i) a Cypress Board Recommendation Change or a Spansion Board Recommendation Change (as the case may be), (ii) a statement of the reasons of the board of directors of Cypress or Spansion (as the case may be) for making such Cypress Board Recommendation Change or Spansion Board Recommendation Change (as the case may be) and (iii) additional information reasonably related to the foregoing.

(rr) “Registered Intellectual Property” shall mean any Intellectual Property Right that is the subject of a formal application or registration with any Governmental Authority (or with respect to domain names, any domain name registrar) including (i) issued Patents, (ii) registered Copyrights (including maskwork registrations), (iii) registered Trademarks, (iv) domain name registrations, and (v) any applications, including provisional applications, for such registrations (as applicable).

(ss) “RoHS Directive” shall mean the European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment.

(tt) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

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(uu) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(vv) “Section 16 Information” shall mean information regarding Spansion Insiders and (i) the number of shares of Spansion Common Stock or other Spansion equity securities deemed to be beneficially owned by each such Spansion Insider and expected to be exchanged for Cypress Common Stock and (ii) the number of shares of Spansion Common Stock, together with the applicable exercise price per share, subject to each Spansion Stock Award held by Spansion Insider which is to be assumed and converted into options to purchase Cypress Common Stock, in each case, in connection with the Merger, which shall be provided by Spansion to Cypress within ten (10) Business Days after the date of this Agreement.

(ww) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(xx) “Spansion Balance Sheet” shall mean the unaudited balance sheet of Spansion contained in the Spansion Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2014.

(yy) “Spansion Bylaws” shall mean the Amended and Restated Bylaws of Spansion, as amended and in effect on the date hereof.

(zz) “Spansion Capital Stock” shall mean Spansion Common Stock and Spansion Preferred Stock.

(aaa) “Spansion Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of Spansion, as amended and in effect on the date hereof.

(bbb) “Spansion Class A Common Stock” shall mean the Class A Common Stock, par value $0.001 per share, of Spansion.

(ccc) “Spansion Class B Common Stock” shall mean the Class B Common Stock, par value $0.001 per share, of Spansion.

(ddd) “Spansion Common Stock” shall mean the Spansion Class A Common Stock and the Spansion Class B Common Stock.

(eee) “Spansion Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to by Spansion, any of Spansion’s Subsidiaries or any of their respective ERISA Affiliates or to which Spansion, any of Spansion’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(fff) “Spansion ESPP” shall mean Spansion’s 2014 Employee Stock Purchase Plan.

(ggg) “Spansion Insiders” means those officers and directors of Spansion who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

(hhh) “Spansion Intellectual Property Rights” shall mean Intellectual Property Rights that are owned by or exclusively licensed to Spansion or its Subsidiaries.

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(iii) “Spansion Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Spansion Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Spansion and its Subsidiaries, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Spansion Material Adverse Effect, and no facts, circumstances, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Spansion Material Adverse Effect has occurred or may, would or could occur:

(i) economic, financial or political conditions in the United States or any other jurisdiction in which Spansion or any of its Subsidiaries has substantial business or operations, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Spansion and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

(ii) conditions in the semiconductor industry, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Spansion and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

(iii) conditions in the financial markets, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate impact on Spansion and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

(iv) acts of terrorism or war, weather conditions, power outages, and other force majeure events, but solely to the extent that such conditions and changes do not have a disproportionate impact on Spansion and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

(v) the announcement or pendency of this Agreement, the Merger and the other transactions contemplated by this Agreement;

(vi) changes in Legal Requirements or GAAP (or any interpretations of GAAP);

(vii) failure by Spansion or any of its Subsidiaries to take any action that is expressly prohibited by this Agreement;

(viii) changes in Spansion’s stock price or the trading volume of Spansion stock, in and of itself;

(ix) the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself;

(x) any Legal Proceeding that is pending or threatened on or prior to the date of this Agreement or at any time between the date of this Agreement and the Effective Time, except to the extent that final judgments are rendered against Spansion after the date of this Agreement in an aggregate amount in excess of one-hundred million dollars ($100,000,000) (provided, for the avoidance of doubt, that the existence of such final judgments in excess of one-hundred million dollars ($100,000,000) shall not alone be dispositive of the existence of a Spansion Material Adverse Effect); or

(xi) any legal claims made or brought by any current or former Spansion Stockholders (on their own behalf or on behalf of Spansion) or other Legal Proceedings arising out of or related to this Agreement, the Merger or any other transactions contemplated by this Agreement.

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(jjj) “Spansion Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of Spansion.

(kkk) “Spansion Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of Spansion and/or any of its Subsidiaries.

(lll) “Spansion Performance Stock Unit” shall mean any Spansion Stock Award that is an award representing the right to receive in the future shares of Spansion Common Stock from Spansion in accordance with a performance-based vesting schedule or issuance schedule.

(mmm) “Spansion Registration Rights Agreements” shall mean the Registration Rights Agreements between Spansion and the holders named therein, dated May 10, 2010, filed as Exhibit 4.4 to Form S-3 filed March 12, 2012 and between Spansion LLC, Spansion Technology LLC, and Spansion, and Barclays Capital Inc. and Morgan Stanley & Co. Incorporated, dated November 9, 2010, filed as Exhibit 10.1 to Spansion’s Current Report on Form 8-K dated November 9, 2010.

(nnn) “Spansion Restricted Stock Unit” shall mean any Spansion Stock Award that is an award representing the right to receive in the future shares of Spansion Common Stock from Spansion in accordance with a vesting schedule or issuance schedule, and that is not a Performance Stock Unit.

(ooo) “Spansion Stockholders” shall mean holders of shares of Spansion Capital Stock.

(ppp) “Subsidiary” of any Person shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns at least a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(qqq) “Superior Proposal” shall mean any unsolicited bona fide written Acquisition Proposal (provided, however, that for the purposes of the definition of “Superior Proposal,” all references to 15% in the definition of “Acquisition Transaction” shall be replaced by 50%) with respect to which the board of directors of the applicable party hereto (or an authorized committee thereof established solely to address a conflict of interest with such Person making such Acquisition Proposal and/or the Acquisition Proposal itself) shall have determined in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, the extent to which such Acquisition Transaction is conditioned on third party financing and, if so, the extent to which the Person proposing such Acquisition Transaction has obtained commitments for any such third party financing, as well as any counter-offer or proposal made by the other party hereto) that (i) the acquiring party is reasonably capable of timely consummating the proposed Acquisition Transaction on the terms proposed, and (ii) the proposed Acquisition Transaction would, if timely consummated in accordance with its terms, be more favorable to the stockholders of the applicable party hereto (in their capacity as such) than the Merger and other transactions contemplated by this Agreement (or any counter-offer or proposal made by the other party hereto).

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(rrr) “Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor or transferor.

(sss) “Tax Return” shall mean any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(ttt) “Technology” shall mean tangible embodiments of any or all of the following (i) works of authorship including computer programs, source code, executable code, RTL and GDS II files, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

(uuu) “Triggering Event” shall mean, and shall be deemed to have occurred with respect to Cypress or Spansion if, prior to the Effective Time, any of the following shall have occurred with respect to such party:

(i) such party shall have willfully or intentionally breached the terms of Section 6.1, Section 6.2, Section 6.3 or Section 7.4 in any material respect (whether or not resulting in the receipt of an Acquisition Proposal);

(ii) Spansion shall have failed to include the Spansion Board Recommendation in the Joint Proxy Statement/Prospectus in the case of Spansion, or Cypress shall have failed to include the Cypress Board Recommendation in the Joint Proxy Statement/Prospectus in the case of Cypress;

(iii) the Spansion Board or any committee thereof shall have for any reason effected a Spansion Board Recommendation Change in the case of Spansion, or the Cypress Board shall have effected a Cypress Board Recommendation Change in the case of Cypress;

(iv) the Spansion Board or any committee thereof shall have for any reason approved, or recommended that the Spansion Stockholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal) in the case of Spansion, or the Cypress Board or any committee thereof shall have for any reason approved, or recommended that the Cypress Stockholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal) in the case of Cypress;

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(v) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made in respect of such party by a Person unaffiliated with the other party hereto and, within ten (10) business days after notice of such Acquisition Proposal is first published, sent or given to such party’s stockholders, and, if requested by the other party hereto, such party shall not have sent to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Spansion Board Recommendation in the case of Spansion, or the Cypress Board Recommendation in the case of Cypress, and unconditionally recommending that its stockholders reject such Acquisition Proposal and not tender any shares of its capital stock into such Acquisition Proposal if made in the form of a tender or exchange offer; or

(vi) except for the confidentiality agreement required by Section 6.3 as a pre-condition to taking any actions described therein, such party shall have entered into a letter of intent, memorandum of understanding or other Contract accepting any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal).

(vvv) “WEEE Directive” shall mean the European Directive 2002/96/EC on waste electrical and electronic equipment.

Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference

Agreement	Preamble
Antitrust Laws	7.2(a)
Anti-Corruption Laws	3.19(b)
Assumed Option	1.4(c)(i)
Assumed Unit	1.4(c)(ii)
Book Entry Shares	2.3(c)
Cypress	Preamble
Cypress 1999 Stock Plan	4.5(a)(iii)
Cypress 2012 Plan	4.5(a)(v)
Cypress 2013 Stock Plan	4.5(a)(iv)
Cypress Board	4.2(b)
Cypress Board Recommendation	7.4(e)
Cypress Board Recommendation Change	7.4(f)
Cypress Capitalization Representations	2.2(c)(ii)
Cypress Disclosure Letter	Article IV
Cypress ESPP	4.5(a)(vi)
Cypress Expense Reimbursement	9.3(b)(v)
Cypress Fundamental Representations	2.2(c)(ii)
Cypress In Licenses	4.13(e)
Cypress IP Licenses	4.13(f)
Cypress Material Contract	4.14(a)
Cypress Non-U.S. Employee Plans	4.16(k)

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Term	Section Reference

Cypress Out Licenses	4.13(f)
Cypress Permits	4.20
Cypress Preferred Stock	4.5(a)
Cypress Qualified Plan	4.16(e)
Cypress Real Property Leases	4.11
Cypress Registered Intellectual Property	4.13(a)
Cypress SEC Reports	4.7
Cypress Stock Awards	4.5(b)
Cypress Stock Plans	4.5(b)
Cypress Stockholder Meeting	7.4(a)
Cypress Subsidiary Documents	4.4
Cypress Support Agreement	Preamble
Cypress Voting Proposal	4.2(b)
Certificate of Merger	1.1
Certificates	2.3(c)
Closing	2.1
Closing Date	2.1
Code	Preamble
Common Stock Consideration	1.4(b)(i)
Confidentiality Agreement	7.5(h)
Delaware Secretary of State	1.1
DGCL	Preamble
EAR	3.19(c)
Effective Time	1.1
ESPP	5.2(b)
Exchange Agent	2.3(a)
Exchange Fund	2.3(b)
Exchange Ratio	1.4(b)(i)
Exchangeable Senior Notes	7.15
Export Controls	3.19(c)
FCPA	3.19(b)
First Extended Termination Date	9.1(c)
Import Restrictions	3.19(c)
Indemnified Parties	7.8(a)
Indenture	7.15
Initial Termination Date	9.1(c)
ITAR	3.19(c)
Jefferies	3.25
Joint Proxy Statement/Prospectus	7.3(a)
Maximum Annual Premium	7.8(b)
Merger	Preamble
Merger Stockholder Meetings	7.4(a)
Merger Sub	Preamble
Morgan Stanley	3.2(b)
Notes	7.15

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Term	Section Reference

OFAC	3.19(c)
Permits	3.20
Qatalyst Partners	4.2(b)
Registration Statement	7.3(a)
Regulation M-A Filing	7.3(c)
Requisite Cypress Stockholder Approval	4.2(c)
Requisite Spansion Stockholder Approval	3.2(c)
Representatives	6.1
Second Extended Termination Date	9.1(c)
Spansion	Preamble
Spansion 2010 Plan	3.5(a)(ii)
Spansion Board	3.2(b)
Spansion Board Recommendation	7.4(e)
Spansion Board Recommendation Change	7.4(f)
Spansion Capitalization Representations	2.2(b)(ii)
Spansion D&O Policy	7.8(b)
Spansion Disclosure Letter	Article III
Spansion Employees	7.7(c)
Spansion Expense Reimbursement	9.3(c)(v)
Spansion Fundamental Representations	2.2(b)(ii)
Spansion In Licenses	3.13(e)
Spansion IP Licenses	3.13(f)
Spansion Material Contract	3.14(a)
Spansion Non-Employee Director Plan	3.5(a)(iii)
Spansion Non-U.S. Employee Plans	3.16(k)
Spansion Out Licenses	3.13(f)
Spansion Permits	3.20
Spansion Qualified Plan	3.14(e)
Spansion Real Property Leases	3.11
Spansion Registered Intellectual Property	3.13(a)
Spansion Restricted Stock	1.4(b)(iii)
Spansion SEC Reports	3.7
Spansion Stock Awards	3.5(c)
Spansion Stock Option	1.4(c)(i)
Spansion Stock Plans	3.5(b)
Spansion Stockholder Meeting	7.4(a)
Spansion Subsidiary Documents	3.4
Spansion Support Agreement	Preamble
Spansion Terminating Plans	7.7(b)
Spansion Voting Proposal	3.2(b)
Supplemental Indenture	7.15
Surviving Corporation	1.1
Takeover Statute	3.24
Tax Opinions	7.12(b)
Termination Fee Amount	9.3(b)(i)

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Term	Section Reference

Trustee	7.15
Unassumed Non-U.S. Options	1.4(c)(i)
Unassumed Non-U.S. Units	1.4(c)(ii)
WARN Act	3.17(c)

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EXHIBIT A

FORM OF SPANSION SUPPORT AGREEMENT

EXHIBIT B

FORM OF CYPRESS SUPPORT AGREEMENT